As filed with the Securities and Exchange Commission on April 11, 2008

Registration No. 333-150112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VERASUN ENERGY CORPORATION

and Other Registrants (see Table of Additional Registrants below)

(Exact name of registrant as specified in its charter)

South Dakota	2860	20-3430241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 22nd Avenue

Brookings, South Dakota 57006

(605) 696-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald L. Endres

Chief Executive Officer

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

(605) 696-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gregory S. Schlicht Senior Vice President, General Counsel and Secretary VeraSun Energy Corporation 100 22nd Avenue Brookings, South Dakota 57006 Phone: (605) 696-7200 Fax: (605) 696-7250	David B. Miller Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 Phone: (612) 766-7000 Fax: (612) 766-1600

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer  ☐            Accelerated Filer  ☒            Non-Accelerated Filer   ☐            Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee*
9 3/8% Senior Notes due 2017	$450,000,000	100%	$450,000,000	$17,685.00
Guarantees of 9 3/8% Senior Notes due 2017	—	—	—	(3)

(1)	Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 457(f)(2).
(3)	Pursuant to Rule 457(n), no additional registration fee is required for the registration of the Guarantees.
*	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification No.
VeraSun Aurora Corporation	South Dakota	2860	40-0462174
VeraSun Biodiesel, LLC	Delaware	2860	20-3790860
VeraSun Charles City, LLC	Delaware	2860	20-3735184
VeraSun Fort Dodge, LLC	Delaware	2860	42-1630527
VeraSun Granite City, LLC	Delaware	2860	20-5909621
VeraSun Hartley, LLC	Delaware	2860	20-5381200
VeraSun Litchfield, LLC	Delaware	2860	20-8621370
VeraSun Marketing, LLC	Delaware	2860	20-3693800
VeraSun Reynolds, LLC	Delaware	2860	20-5914827
VeraSun Tilton, LLC	Delaware	2860	26-1539139
VeraSun Welcome, LLC	Delaware	2860	20-4115888

The address, including zip code, and telephone number, including area code, of each additional registrant’s principal executive offices is shown on the cover page of this Registration Statement on Form S-4. Each additional registrant is a 100% wholly owned subsidiary of VeraSun Energy Corporation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 11, 2008

PROSPECTUS

VERASUN ENERGY CORPORATION

Offer to exchange $450,000,000 aggregate principal amount of

9 3 /8% Senior Notes due 2017,

which have been registered under the Securities Act of 1933

for

$450,000,000 aggregate principal amount of

9 3 /8% Senior Notes due 2017,

which have not been registered under the Securities Act of 1933

We are offering to exchange the new exchange notes described above (the “Exchange Notes”) for our outstanding notes described above (the “Outstanding Notes”). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except for transfer restrictions and registration rights provisions relating only to the Outstanding Notes. We do not intend to apply to have any Exchange Notes listed on any securities exchange or automated quotation system and no active trading market may develop for them.

The exchange offer will expire at midnight, New York City time, May 12, 2008, unless we extend the exchange offer in our sole and absolute discretion.

Key terms of the exchange offer include the following:

•	The exchange offer is not subject to any conditions other than that the exchange offer does not violate law or any interpretation of the staff of the Securities and Exchange Commission.

•	All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of Outstanding Notes may be withdrawn any time before the expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for United States federal income tax purposes.

•	The terms of the Exchange Notes are identical to the Outstanding Notes, except for certain transfer restrictions and registration rights of the Outstanding Notes.

See the “ Risk Factors” section beginning on page 15 for which you should carefully consider in connection with the exchange offer.

The U.S. Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2008.

We are not making an offer to sell, or a solicitation of an offer to buy, the Exchange Notes or the Outstanding Notes in any jurisdiction where, or to any person to or from whom, the offer or sale is not permitted.

We urge you to contact us with any questions about these exchange offers or if you require additional information to verify the information contained in this prospectus.

We are not making any representation to any holder of the Outstanding Notes regarding the legality of an investment in the Exchange Notes under any legal investment or similar laws or regulations. We are not providing you with any legal, business, tax or other advice in this prospectus. You should consult your own attorney, business advisor and tax advisor to assist you in making your investment decision and to advise you whether you are legally permitted to invest in the Exchange Notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

100 F. Street N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov and on our website at http://www.verasun.com

We have agreed that, for so long as any of the notes remain outstanding, we will furnish to holders of notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of notes.

This prospectus “incorporates by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 12, 2008; and

•	Our Current Reports on Form 8-K filed on November 2, 2007, January 2, 2008, March 14, 2008 April 1, 2008 and on Form 8-K/A filed on April 11, 2008.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

(605) 696-7200

Attention: Secretary

To obtain timely delivery, you must request the information no later than May 5, 2008, which is five business days before the expiration of the exchange offer.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data and forecasts used throughout this prospectus from our own research, internal surveys or studies conducted by third parties, independent industry or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data, and neither we nor the initial purchasers make any representations as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD LOOKING STATEMENTS

This prospectus, including the documents we have incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, statements that we make under the headings “Summary”, “Risk Factors” and “Use of Proceeds” regarding future events and developments and our future performance, including the effects of market corn prices, extraction of corn oil from distillers grains, the expected completion of our facilities currently under construction, our intended use of proceeds from the sale of the Outstanding Notes, expectations concerning our merger with US BioEnergy Corporation (“US BioEnergy”) and expectations concerning our ability to finance our growth plans, as well as other statements of management’s expectations, anticipations, beliefs, plans, intentions, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements.

Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the risk factors discussed under the heading “Risk Factors” and the following:

•	our ability to achieve the expected benefits from our recent merger with US BioEnergy;

•	the volatility and uncertainty of corn, natural gas, ethanol, unleaded gasoline and other commodities prices;

•	the results of our hedging transactions and other risk mitigation strategies;

•	operational disruptions at our facilities;

•	the effects of vigorous competition and excess capacity in the industries in which we operate;

•	the costs and business risks associated with developing new products and entering new markets;

•	our ability to locate and integrate potential future acquisitions;

•	our ability to develop a corn oil extraction business;

•	the development of infrastructure related to the sale and distribution of ethanol;

•	the effects of other mergers and consolidations in the biofuels industry and unexpected announcements or developments from others in the biofuels industry;

•	the uncertainties related to our acquisitions of US BioEnergy, ASA OpCo Holdings, LLC and other businesses;

•	the impact of new, emerging and competing technologies on our business;

•	the possibility of one or more of the markets in which we compete being impacted by political, legal and regulatory changes or other external factors over which they have no control;

•	changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices;

•	our reliance on key management personnel;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	our ability to implement additional financial and management controls, reporting systems and procedures and comply with Section 404 of the Sarbanes-Oxley Act, as amended; and

•	other factors described elsewhere in this prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that may be important to you. You should carefully read the entire prospectus and our annual and quarterly financial statements and related notes incorporated by reference in this prospectus to understand this exchange offer more fully. You should carefully consider the matters discussed under the caption “Risk Factors.” Unless the context requires otherwise, references in this prospectus to “VeraSun,” “we,” “us,” and “our” refer to VeraSun Energy Corporation and its subsidiaries.

VeraSun Energy Corporation

Overview

VeraSun is one of the largest ethanol producers in the United States based on production capacity, according to the Renewable Fuels Association (“RFA”). We focus primarily on the production and sale of ethanol and its co-products. This focus has enabled us to significantly grow our ethanol production capacity and to work with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol. As an industry leader, we play an active role in developments within the renewable fuels industry.

Ethanol is a type of alcohol produced in the U.S. principally from corn. Ethanol is primarily used as a blend component in the U.S. gasoline fuel market, which approximated 142 billion gallons in 2007 according to the Energy Information Administration (“EIA”). Refiners and marketers have historically blended ethanol with gasoline to increase octane and reduce tailpipe emissions. The ethanol industry has grown significantly over the last few years, expanding production capacity at a compounded annual growth rate of approximately 22% from 2000 to 2007. We believe the ethanol market will continue to grow as a result of ethanol’s cleaner burning characteristics, a shortage of domestic petroleum refining capacity, geopolitical concerns, and federally mandated renewable fuel usage. We also believe that E85, a fuel blend composed of 85% ethanol, may become increasingly important as an alternative to unleaded gasoline.

On August 17, 2007, we acquired all of the equity interests in ASA OpCo Holdings, LLC (“ASA Holdings”) from ASAlliances Biofuels, LLC (“ASAlliances”). Through this transaction, which we refer to as the “ASA Acquisition”, we acquired ethanol production facilities in Linden, Indiana, Albion, Nebraska and Bloomingburg, Ohio. Under a Unit Purchase Agreement, we purchased all of the equity interests in ASA Holdings from ASAlliances for an aggregate purchase price of $683,997,000. Of this amount, we issued 13,801,384 shares of our common stock valued at $194,323,000 and paid $250,000,000 of cash to the seller at closing and $6,310,000 for transaction fees and expenses. The balance of the purchase price consisted of $233,364,000 of indebtedness owed by ASA Holdings and its subsidiaries, ASA Albion, LLC, ASA Bloomingburg, LLC and ASA Linden, LLC, which remained outstanding after the closing under a Credit Agreement, dated February 6, 2006 among ASA Holdings, ASA Albion, LLC, ASA Bloomingburg, LLC and ASA Linden, LLC, as borrowers, and WestLB AG, New York branch, as administrative agent for the lenders and the lenders named therein (“ASA Senior Credit Facility”). See “Description of Other Indebtedness—ASA Senior Credit Facility.” We completed our acquisition of US BioEnergy effective April 1, 2008. See “—US BioEnergy Merger” below.

As of April 1, 2008, we own and operate eleven ethanol production facilities in the U.S., with a combined ethanol production capacity of more than one billion gallons per year, or “BGY.” As of April 1, 2008, our ethanol production capacity represented approximately 13% of the total ethanol production capacity in the U.S., according to the RFA and company estimates.

Our facilities are designed to operate on a continuous basis and use current dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling facilities. In addition to producing ethanol, we produce and sell wet and dry distillers grains as ethanol co-products, which serve to partially offset our corn costs.

We have five additional ethanol production facilities under construction with a combined annual production capacity of 550 million gallons per year, or “MMGY.” These facilities are located in: Hankinson, North Dakota, Hartley, Iowa and Welcome, Minnesota, which are expected to begin production during the second quarter of 2008; Dyersville, Iowa, which is expected to begin production during the third quarter of 2008; and Janesville, Minnesota which is expected to begin production during the fourth quarter of 2008. Upon completion of these facilities, we will have production capacity of approximately 1.6 BGY. We also broke ground for a facility in Reynolds, Indiana in April 2007. However, in October 2007, we suspended construction there due to market conditions. We expect to resume construction at Reynolds in 2008, depending on the return of more favorable market conditions.

US BioEnergy Merger

We completed our acquisition of US BioEnergy effective April 1, 2008, which we refer to as the “US BioEnergy Merger”. We issued approximately 64.8 million shares of our common stock in the merger, representing approximately 40% of the common stock outstanding immediately after the merger, and assumed stock option awards under which up to approximately 1.8 million shares of our common stock will be issuable upon the future exercise of stock options.

US BioEnergy owns and operates five ethanol plants with total ethanol production capacity of 420 MMGY and is constructing three additional ethanol plants with expected total ethanol production capacity of 330 MMGY. US BioEnergy’s primary products are ethanol and distillers grains, which it derives from corn.

Upon completion of the merger with US BioEnergy, our board of directors is composed of nine individuals, five of whom have been designated by us (Donald L. Endres, D. Duane Gilliam, T. Jack Huggins III, Steven T. Kirby and Paul A. Schock) and four of whom were designated by US BioEnergy (James E. Dauwalter, Jay D. Debertin, Gordon W. Ommen and Mark A. Ruelle).

In addition, Donald L. Endres serves as our chief executive officer and Gordon W. Ommen serves as non-executive chairman of our board of directors. Our new executive management team includes Danny C. Herron, President and Chief Financial Officer, William L. Honnef, Senior Vice President of Strategic Initiatives, Gregory Schlicht, Senior Vice President and General Counsel, Barry Schaps, Senior Vice President, Logistics, Paul Caudill, Senior Vice President, Operations and Bob Antoine, Senior Vice President, Human Resources.

Our Corporate Information

Our corporate offices are located at 100 22nd Avenue, Brookings, South Dakota 57006. We were incorporated in South Dakota in August 2005 as the successor to a business organized in 2001. Our website address is http://www.verasun.com and our telephone number is 605-696-7200. Information on our website is not incorporated into this prospectus. Our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

The Exchange Offer

On May 16, 2007, we completed an offering of the Outstanding Notes in a private transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and in compliance with Rule 144A promulgated thereunder. The Outstanding Notes were sold for an aggregate purchase price of $450,000,000. The Outstanding Notes:

•

are guaranteed on a senior unsecured basis by certain of our existing domestic subsidiaries and any future restricted subsidiaries that guaranty any of our or any subsidiary guarantor’s other indebtedness,

•

rank effectively subordinate to all of our and the subsidiary guarantors’ obligations under all secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinate to all obligations of any of our future subsidiaries that do not guaranty the notes,

•	rank pari passu in right of payment with all of our and the subsidiary guarantors’ existing and future unsecured senior indebtedness, and

•	rank senior in right of payment to all our and the subsidiary guarantors’ future subordinated indebtedness.

We entered into a registration rights agreement with Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC, or collectively, the initial purchasers, in which we agreed to complete the exchange offer. This exchange offer gives you the opportunity to exchange your Outstanding Notes for Exchange Notes with substantially identical terms that are registered for issuance under the Securities Act. You should read the discussion under the headings “The Exchange Offer” and “Description of Notes” for further information about the Exchange Notes.

Registration Rights Agreement	You are entitled to exchange your Outstanding Notes for Exchange Notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your Outstanding Notes.

The Exchange Offer	We are offering to exchange $2,000 principal amount, or integral multiples of $1,000 in excess thereof, Exchange Notes that have been registered under the Securities Act for each $2,000 principal amount, or integral multiples of $1,000 in excess thereof, of Outstanding Notes that were issued in May 2007 in an offering exempt from registration under the Securities Act. To be exchanged, an Outstanding Note must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged for Exchange Notes.

$450 million principal amount of Outstanding Notes is outstanding.

We will issue Exchange Notes promptly after the expiration of the exchange offer.

Resales	We believe the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act,

•	the Exchange Notes are acquired in the ordinary course of your business, and

•	you are not participating and do not intend to participate in a distribution of the Exchange Notes.

Each broker-dealer issued notes in the exchange offer for its own account in exchange for notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date	The exchange offer will expire at midnight, New York City time, May 12, 2008, unless we decide to extend the expiration date. If we extend the exchange offer, the longest we could keep the offer open without incurring penalties under the registration rights agreement in the form of increased interest payable on the Outstanding Notes would be until May 15, 2008, which is 365 days after the Outstanding Notes were issued.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer does not violate law or any interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes Held in the Form of Book-Entry Interests	If you are a holder of an Outstanding Note held in the form of a book-entry interest through the Depository Trust Company, or DTC, and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to Wells Fargo Bank, N.A., as exchange agent, before the expiration date of the exchange offer:

either

•

a properly completed and executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address on the cover page of the letter of transmittal;

or

•

a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

and, either

•

a timely confirmation of book-entry transfer of your Outstanding Notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer,” which must be received by the exchange agent on or prior to the expiration date;

or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

Procedures for Tendering Certificated Notes	If you are a holder of a beneficial interest in the Outstanding Notes, you are entitled to receive, in exchange for your beneficial interest, certificated notes which are in equal principal amounts to your beneficial interest. As of this date, however, no certificated notes were issued and outstanding. If you acquire certificated notes before the expiration date of the exchange offer, you must tender your Outstanding Notes under the procedures described in this prospectus under the heading “The Exchange Offer—Procedure for Tendering Outstanding Notes.”

Special Procedures for Beneficial Owners	If you are the owner of a beneficial interest and your name does not appear on a security position listing of DTC as the holder of that interest or if you are a beneficial owner of certificated notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that interest or certificated notes in the exchange offer, you should contact the person in whose name your interest or certificated notes are registered promptly and instruct such person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for your notes cannot be delivered on time, you may tender your notes according to the procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your Outstanding Notes at any time prior to the time of expiration. We will return to you any Outstanding Notes not accepted for exchange for any reason without expense to you promptly after withdrawal, rejection of tender or termination of the exchange offer.

Regulatory Approvals	Other than pursuant to the federal securities laws, there are no federal or state regulatory requirements that we must comply with, or approvals that we must obtain, in connection with the exchange offer.

Appraisal Rights	You will not have dissenters’ rights or appraisal rights in connection with the exchange offer. See “The Exchange Offer—Appraisal Rights.”

U.S. Federal Income Tax Consequences	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent for the exchange offer.

Summary of the Terms of the Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that the Exchange Notes will be registered for issuance under the Securities Act and, accordingly, will not bear legends restricting transfer. The Exchange Notes will evidence the same debt as the Outstanding Notes, and both the Outstanding Notes and the Exchange Notes are governed by the same indenture. In this section, all references to the “notes” mean the Exchange Notes.

Issuer	VeraSun Energy Corporation.

Notes Offered	$450,000,000 aggregate principal amount of senior unsecured notes.

Maturity Date	June 1, 2017.

Interest	The notes will bear interest at a rate per annum of 9 3/8%. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2008.

Optional Redemption	We may redeem all or a part of the notes at any time prior to June 1, 2012 by paying a make-whole premium. We may redeem all or a part of the notes at any time on or after June 1, 2012, at the redemption prices specified in “Description of Notes—Optional Redemption.”

Before June 1, 2010, we may redeem up to 35% of the aggregate principal amount of the notes then outstanding at 109.375% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of the notes outstanding immediately prior to each such redemption remains outstanding after such redemption. See “Description of Notes—Optional Redemption.”

Change of Control	If we experience a change of control, each holder of notes will have the right to require us to purchase all or a portion of the notes at 101% of the principal amount of the notes on the date of purchase, plus any accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Repurchase of Notes upon a Change of Control.”

Guarantees	Our obligations under the notes initially will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our existing subsidiaries and any future restricted subsidiaries that guaranty any of our or any subsidiary guarantor’s other indebtedness. As of the date of this prospectus, our subsidiary guarantors consist of: VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Marketing, LLC, VeraSun Hartley, LLC, VeraSun Biodiesel, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun Litchfield, LLC, and VeraSun Tilton, LLC. If we cannot make any payment on the notes when due, the subsidiary guarantors must make the payment instead. See “Description of Notes—Note Guarantees.”

Restricted Subsidiaries	The covenants summarized in more detail below restrict our ability and the ability of our restricted subsidiaries to take certain actions. Our current restricted subsidiaries include our guarantors as well as the following entities: ASA OpCo Holdings, LLC, ASA Albion, LLC, ASA Bloomingburg, LLC, ASA Linden, LLC, US BioEnergy Corporation, US Bio Platte Valley, LLC, US Bio Woodbury, LLC, US Bio Albert City, LLC, US Bio Ord, LLC, US Bio Hankinson, LLC, US Bio Janesville, LLC, Big River Resources Grinnell, LLC, US Bio Marion, LLC and US Bio Dyersville, LLC.

Ranking	The notes and the guarantees will rank:

•

effectively subordinate to all of our and the subsidiary guarantors’ obligations under all secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinate to all obligations of any of our existing or future subsidiaries that do not guarantee the notes;

•	pari passu in right of payment with all of our and the subsidiary guarantors’ existing and future unsecured senior indebtedness; and

•	senior in right of payment to all of our and the subsidiary guarantors’ future subordinated indebtedness.

As of December 31, 2007, we and our subsidiary guarantors had (i) $210.0 million of senior secured indebtedness outstanding and (ii) total undrawn borrowing capacity of $21.64 million under our credit agreement with First National Bank of Omaha (net of $8.36 million of issued and undrawn letters of credit), to which the notes would have been effectively subordinated to the extent of the value of the collateral securing such indebtedness. Also, as of December 31, 2007, the subsidiaries acquired by us in the ASA Acquisition had $248.5 million of indebtedness outstanding. Since these subsidiaries have not guaranteed the notes, the notes would have been effectively subordinated to such indebtedness. In addition, the subsidiaries acquired by us in the US BioEnergy Merger, which closed in 2008, had $430.3 million of indebtedness outstanding as of December 31, 2007. Since these subsidiaries have not guaranteed the notes, the notes are effectively subordinated to such indebtedness.

Certain Covenants	The terms of the notes will limit our ability and the ability of the restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or make other distribution;

•	make investments or certain other restricted payments;

•	repurchase or redeem capital stock or prepay subordinated indebtedness;

•	enter into transactions with shareholders or affiliates;

•	guarantee debts;

•	create liens;

•	restrict dividends or other payments to us from our subsidiaries; and

•	consolidate or merge or sell assets.

These covenants are subject to important qualifications and exceptions. In addition, substantially all of the covenants will be suspended during periods of time when two ratings agencies assign the notes an investment grade rating in the future and no default or event of default exists under the indenture. Any covenants that cease to apply to us as a result of achieving an investment grade rating will be restored if the debt rating assigned to the notes later falls below an investment grade rating. See “Description of Notes—Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

RISK FACTORS

As a holder of our Outstanding Notes, your investment is subject to various risks and uncertainties, including those described under “Risk Factors,” beginning on page 15, and your investment will remain subject to those risks and uncertainties if you exchange your Outstanding Notes for Exchange Notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents our summary consolidated financial and operating data as of the dates and for the periods indicated. The summary consolidated operations statement data and other financial data for each of the five years in the period ended December 31 have been derived from our audited consolidated financial statements. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included in the filings incorporated by reference into this prospectus.

For unaudited condensed combined pro forma statement of operations information for the year ended December 31, 2007 and unaudited condensed combined pro forma balance sheet information as of December 31, 2007 related to the merger with US BioEnergy, which was effective on April 1, 2008, and historical financial information related to US BioEnergy, see the information incorporated by reference to our Current Report on Form 8-K/A filed on April 11, 2008.

Information below reflects the ASA Acquisition from and after the consummation of the transaction on August 17, 2007. See the information incorporated into this prospectus by reference to our Current Report on Form 8-K/A filed on November 2, 2007 for historical financial information related to ASAlliances and our Current Report on Form 8-K/A filed on April 11, 2008 for unaudited pro forma condensed consolidated financial information relating to ASAlliances and VeraSun, which gives effect to the transaction as if it had occurred on January 1, 2007.

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in thousands)
Statement of Operations data:(1)
Net sales	$844,327	$553,989	$235,440	$186,029	$10,884
Other revenues, incentive income	3,954	3,828	919	7,723	1,776

Total revenues	848,281	557,817	236,359	193,752	12,660
Cost of goods sold	752,382	365,139	200,823	154,022	8,450

Gross profit	95,899	192,678	35,536	39,730	4,210
Selling, general and administrative expenses	42,480	41,060	11,874	6,140	2,233

Operating income	53,419	151,618	23,662	33,590	1,977

Other income (expense):
Interest expense(2)	(33,376)	(37,871)	(7,609)	(8,892)	(839)
Other interest expense, loss on extinguishment of debt	—	—	(15,744)	—	—
Interest income	16,855	13,618	448	182	11
Other	57	2,712	17	33	14

	(16,464)	(21,541)	(22,888)	(8,677)	(814)

Income before income taxes and minority interest	36,955	130,077	774	24,913	1,163
Income tax provision	10,348	54,350	582	10,242	571

Income before minority interest	26,607	75,727	192	14,671	592
Minority interest in net loss of subsidiary	—	—	61	100	—

Net income	$26,607	$75,727	$253	$14,771	$592

Other financial data:
Ratio of earnings to fixed charges(3)	1.25x	4.05x	.90x	3.81x	.78x
Working capital (deficit)	227,653	384,067	61,551	9,779	(35,182)
Capital expenditures(4)	481,859	131,329	87,095	25,215	63,974
Net cash provided by (used in) operating activities	39,047	97,264	(2,515)	20,858	(10,641)
Net cash used in investing activities	(676,884)	(110,515)	(212,049)	(25,214)	(63,974)
Net cash provided by financing activities	498,630	233,686	233,982	14,621	70,381

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in thousands)
Other non-GAAP financial performance data:
EBITDA(5)	$90,359	$177,615	$29,880	$37,831	$2,350

Operating data:
Ethanol sold (gallons)	353,132,722	224,520,662	126,346,295	101,370,470	6,459,804
Average gross price of ethanol sold (dollars per gallon)(6)	$1.99	$2.18	$1.59	$1.50	$1.28
Average corn cost per bushel	3.60	2.16	2.12	2.50	2.17
Average natural gas cost per MMBTU	7.16	8.39	9.12	6.16	—
Average dry distiller grains price per ton	104.81	86.04	87.00	111.00	—

Balance sheet data:
Cash and cash equivalents	$110,942	$250,149	$29,714	$10,296	$31
Short-term investments	43,175	67,900	—	—	—
Restricted cash	—	44,267	124,750	—	—
Property and equipment, net	1,251,612	301,720	179,683	106,753	76,882
Total assets	1,863,506	794,497	405,129	150,328	96,479
Total debt(7)	908,492	210,000	210,000	58,381	58,503
Total equity	755,731	506,431	144,918	44,476	17,594

(1)	Statement of operations data reflect the financial impact of operations of our Aurora facility, which commenced operations in December 2003, our Fort Dodge facility, which commenced operations in October 2005, our Charles City facility, which commenced operations in April 2007, our Linden facility, which commenced operations in August 2007, and our Albion facility, which commenced operations in October 2007.
(2)	Interest expense includes changes in the fair value of a put warrant of $19,670 for the year ended December 31, 2006, $2,809 for the year ended December 31, 2005, $3,481 for the year ended December 31, 2004.
(3)	For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations before adjustment for minority interest in consolidated subsidiary plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense, which includes amortized debt issuance costs and capitalized interest.
(4)	Capital expenditures in 2007 and 2006 include $44.3 million and $88.4 million, respectively, spent from escrowed cash (including interest income) for construction of our Charles City, Iowa facility.
(5)	We believe that earnings before interest expense, income tax provision, depreciation and amortization, or EBITDA, is useful to investors and management in evaluating our operating performance in relation to other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes, which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under Generally Accepted Accounting Principles, or GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:

•	EBITDA does not reflect our cash used for capital expenditures;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA includes non-recurring payments to us which are reflected in other income.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA. Management uses EBITDA as a measure of our performance.

The following table reconciles our EBITDA to net income for each period presented (dollars in thousands):

	Years Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in thousands)
Net income	$26,607	$75,727	$253	$14,771	$592
Depreciation and amortization	20,028	9,667	5,692	3,926	348
Interest expense	33,376	37,871	23,353	8,892	839
Income tax provision	10,348	54,350	582	10,242	571

EBITDA	$90,359	$177,615	$29,880	$37,831	$2,350

(6)	Average gross price of ethanol sold (dollars per gallon) does not include freight, commissions or other related costs, but does include related hedging gains or losses.
(7)

Total debt is shown before unaccreted discount of $3.0 million, $1.1 million and $1.3 million at December 31, 2007, 2006 and 2005, respectively. Total debt at December 31, 2007 consists of $450.0 million under the Existing Notes, $210.0 million under the 9 7/8% Senior Secured Notes, $240.9 million under the ASA Senior Credit Facility, $2.5 million under a capital lease obligation and $5.0 million in a tax increment revenue note. See “Description of Other Indebtedness.”

RISK FACTORS

You should carefully consider the risks and uncertainties below and the other information contained in this prospectus before you decide whether to exchange your Outstanding Notes for Exchange Notes. The risks and uncertainties described below are not the only ones we may face. The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could impair our financial condition and results of operations. In this section of the prospectus, references to the notes mean the Exchange Notes.

Risks Relating to the Exchange Notes and the Exchange Offer

If you do not properly tender, or you cannot tender, your Outstanding Notes, your ability to transfer such Outstanding Notes will be adversely affected.

We will issue Exchange Notes only in exchange for Outstanding Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. If you do not tender your Outstanding Notes or if we do not accept your Outstanding Notes because you did not tender your Outstanding Notes properly, then, after we consummate the exchange offers, you will continue to hold Outstanding Notes that are subject to the existing transfer restrictions. In addition, if you tender your Outstanding Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

Our debt level could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

As of December 31, 2007, our total debt was $905.5 million (net of unaccreted discount of $3.0 million). Under agreements governing our debt, including the indenture governing the Outstanding Notes and Exchange Notes, we may be able to incur a significant amount of additional debt from time to time, including drawing under our credit agreement. If we do so, the risks related to our high level of debt could increase. In addition, upon the closing of the US BioEnergy Merger, our consolidated indebtedness includes the outstanding debt of US BioEnergy, which was $430.3 million as of December 31, 2007. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations under the notes or other debt;

•

requiring the dedication of a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions;

•	being at a competitive disadvantage against less leveraged competitors;

•	being vulnerable to increases in prevailing interest rates;

•	subjecting all or substantially all of our assets to liens, which means that there may be no assets left for shareholders in the event of a liquidation; and

•

limiting our ability to make business and operational decisions regarding our business and subsidiaries, including, among other things, limiting our ability to pay dividends to our respective shareholders, make capital improvements, sell or purchase assets or engage in transactions deemed appropriate and in our best interest.

Some of our debt bears interest at variable rates, which creates exposure to interest rate risk. If interest rates increase, our debt service obligations with respect to the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Our management has broad discretion over the use of proceeds from the Outstanding Notes.

Although we have used and expect to use the proceeds from the Outstanding Notes as specifically described in “Use of Proceeds,” we have not identified a specific use for all of the proceeds or, if identified, we may determine a more favorable use, and will continue to evaluate and use discretion over the specific use of some of the proceeds. On October 1, 2007, we announced suspension of construction of our planned 110 MMGY ethanol biorefinery in Reynolds, Indiana due to market conditions. While we plan to resume construction of this facility in 2008, this is dependent upon the return of more favorable market conditions. The estimated cost to complete the facility is approximately $130.0 million. Should we decide not to complete this facility, we have not yet identified a specific alternative use for the proceeds anticipated to be used for this purpose. Other than our investment in Sun Ethanol described under “Use of Proceeds,” we have not yet identified any investments in cellulosic ethanol or infrastructure and may not be able to identify any such investments with terms acceptable to us or at all. The proceeds of the offering of Outstanding Notes may also be used for other general corporate purposes, which may include the payment of general and administrative expenses. Because no specific allocation of the proceeds is required in the indenture, our management has broad discretion in determining how the proceeds of the offering of Outstanding Notes will be used and could use them for purposes other than those contemplated at the time of the offering of Outstanding Notes. Noteholders may not agree with and may not benefit from the manner in which our management chooses to allocate and spend the proceeds of offering of Outstanding Notes. See “Use of Proceeds.”

We are a holding company and there are limitations on our ability to receive distributions from our subsidiaries.

We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations, including our obligations under the notes. Generally, creditors of a subsidiary will have a claim to the assets and earnings of that subsidiary that is superior to the claims of the creditors of its parent company, except to the extent the claims of the parent’s creditors are guaranteed by that subsidiary. In addition, the ability of our subsidiaries to pay dividends and to make payments to us may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Specifically, the ASA Senior Credit Facility and certain of US BioEnergy’s credit agreements limit the ability of our restricted subsidiaries from making payments to us and our other subsidiaries. See “Description of Notes—Covenants” and “Description of Other Indebtedness.”

We may not be able to generate enough cash flow to meet our debt obligations.

Our earnings and cash flow may vary significantly from year to year. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

The notes and the guarantees are unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.

The notes and the guarantees are general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of each subsidiary guarantor, respectively, including obligations under our credit agreement and our senior secured notes, to the extent of the value of the collateral securing that debt. As of December 31, 2007, our total debt was $905.5 million (net of unaccreted discount of $3.0 million), of which approximately $210.0 million would be effectively senior in right of payment to the notes to the extent of the value of the collateral securing such indebtedness. The indenture governing the notes permits us and the subsidiary guarantors to incur additional secured debt in the future.

If we or a subsidiary guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours or of that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors and the holders of our secured debt to the extent such debt is not satisfied with the proceeds of the collateral therefor, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

The indenture governing the notes, the secured indenture and our credit agreement with First National Bank of Omaha, the ASA Senior Credit Facility and US BioEnergy’s debt agreements contain, and agreements governing future debt issuances may contain, covenants that restrict our ability to, among other things:

•	pay dividends and other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	incur additional indebtedness and issue disqualified stock;

•	sell assets unless the proceeds from those sales are used to repay debt or are reinvested in our business;

•	incur liens on assets to secure certain debt;

•	engage in certain mergers or consolidations and transfers of assets;

•	make capital expenditures; and

•	enter into transactions with affiliates.

Specifically, the indenture governing the notes and our secured indenture provide that, subject to certain exceptions, neither we nor our restricted subsidiaries may incur additional debt unless, after giving effect to such incurrence, our fixed charge coverage ratio, determined on a pro forma basis for the most recent four fiscal quarters for which internal financial statements are available, would be greater than 2.0 to 1.0. In addition, our credit agreement with First National Bank of Omaha contains minimum net worth and minimum working capital requirements and limitations on our ability to engage in business acquisitions and the ASA Senior Credit Facility also requires that our subsidiaries that are borrowers under that agreement maintain a minimum interest coverage ratio and maximum leverage ratio. Under the terms of US BioEnergy’s senior secured credit facilities with AgStar Financial Services, PCA (“AgStar”), the subsidiaries that are borrowers under those facilities are required to maintain minimum working capital, minimum net worth, and minimum owner’s equity levels as of a certain date. The AgStar senior secured credit facilities also require that, as of a certain date, the respective borrower have a fixed charge coverage ratio for any period of twelve months ending as of the last day of the fiscal year of not less than 1.25 to 1.00. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to general economic conditions and financial, market and competitive factors, in particular the selling prices for our products, and our ability to successfully implement our overall business strategy.

The breach of any of our debt covenants could result in a default under the applicable agreement which would permit the applicable noteholders or lenders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. We may not have sufficient funds to make such payments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. The terms of our debt may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and the value of our assets and operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets could be successfully completed.

The ASA Senior Credit Facility contains customary events of default and also includes events of default based on certain actions by Fagen, Inc., the design-builder of the Linden, Albion and Bloomingburg facilities controlled by Ron Fagen, the beneficial owner of approximately 8.6% of our common stock, Cargill, Incorporated (“Cargill”), and other third parties that provide goods and services to the facilities, including actions that are unrelated to the construction and operation of the facilities. US BioEnergy has a senior construction loan with Dougherty Funding LLC that contains similar events of default based on certain actions by Fagen, Inc. In particular, the material breach by any such third parties of their agreements relating to the facilities, the failure of any such third parties to pay their indebtedness, including trade payables, and the entry of material judgments or the occurrence of an insolvency event with respect to any such third party would constitute an event of default under these debt arrangements. The parties to these debt arrangements have no control over such third parties and could experience an event of default with no ability to cure the default. In that event, the lenders could demand payment of all indebtedness outstanding under these debt arrangements under circumstances where alternative financing may be unavailable or available on unfavorable terms. The parties to the ASA Senior Credit Facility also may be required to make mandatory prepayments under this credit agreement if the Volumetric Ethanol Excise Tax Credit expires or is scheduled to expire less than eighteen months after July 1, 2009.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, each holder of notes will have the right to require us to repurchase all or a portion of the notes then outstanding for cash at 101% of the principal amount, plus any accrued and unpaid interest to, but not including, the date of purchase. The holders of the senior secured notes have the same right of repurchase if we experience a change of control. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	borrowings under our credit agreement or other sources;

•	sales of assets; or

•	sales of equity.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase all of the notes tendered upon a change of control. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes offered hereby. In addition, any future credit facilities may prohibit such repurchases. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

The guarantees may not be enforceable.

VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Marketing, LLC, VeraSun Hartley, LLC, VeraSun Biodiesel, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun Litchfield, LLC and VeraSun Tilton, LLC have initially guaranteed our obligations under the notes, and any of our restricted subsidiaries may in the future guarantee any of our or any subsidiary guarantor’s other indebtedness. If any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce its guarantee. A court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments became due under the guarantee, the subsidiary received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent,

•	was left with inadequate capital to conduct its business, or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

A court might also void a guarantee, without regard to the above factors, if the court found that the subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The test for determining solvency in these circumstances will depend on the law of the jurisdiction that is being applied. In general, a court would consider the subsidiary insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

We cannot assure you as to what standard a court would apply in making solvency determinations or that a court passing on these questions would conclude that the guarantors were solvent.

There is no public market for the notes.

The Exchange Notes are a new issue of securities and there is no existing trading market for the Exchange Notes. Although the initial purchasers have informed us that they intend to make a market in the Exchange Notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we do not assure you that a liquid market will develop for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the prices that you receive when you sell the notes will be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market, although the Outstanding Notes are eligible for trading in The PORTALsm Market and we expect that the Exchange Notes will also be eligible for trading in The PORTALsm Market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of noteholders,

•	our operating performance and financial condition,

•	our ability to complete the offer to exchange the notes,

•	the market for similar securities,

•	the interest of securities dealers in making a market in the notes, and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We do not assure you that the market for the notes will be free from similar disruptions. Any disruptions could have an adverse effect on noteholders.

Risks Relating To Our Business and Operations

Our results of operations, financial position and business will be highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially.

Our results are substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks. See “We engage in hedging transactions and other risk mitigation strategies that could harm our results of operations.”

Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers.

Corn is the principal raw material used to produce ethanol and dry and wet distillers grains. As a result, changes in the price of corn can significantly affect our business. Rising corn prices result in higher cost of ethanol and distillers grains. Because ethanol competes with non-corn-based fuels, we generally are unable to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. Corn costs constituted approximately 60.4% of our cost of goods sold before taking into account our co-product sales for the year ended December 31, 2007, compared to 49.5% for the year ended December 31, 2006. Over the ten-year period from 1998 through 2007, corn prices (based on the Chicago Board of Trade (the “CBOT”) daily futures data) have ranged from a low of $1.75 per bushel on August 11, 2000 to a high of $4.55 per bushel on December 31, 2007, with prices averaging $2.42 per bushel during this period.

The biofuels industry has experienced significantly higher corn prices commencing in the fourth quarter of 2006, which have remained in 2007 and into 2008 at substantially higher levels than in 2006. In the year ended December 31, 2007, CBOT corn prices have ranged from a low of $3.10 per bushel to a high of $4.55 per bushel, with prices averaging $3.73 per bushel. At April 1, 2008, the CBOT price per bushel of corn for May delivery was $5.84. These higher corn prices have had, and if they continue they will have, a material adverse effect on our business, results of operations and financial position.

The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our business. Increasing domestic ethanol capacity could boost the demand for corn and result in increased corn prices. In 2006, corn bought by ethanol plants represented approximately 18% of the total corn supply for that year according to results reported by the National Corn Growers Association, and this percentage is expected to increase as additional ethanol capacity comes online, rising to more than 30% of the total corn supply by 2009/2010 according to the United States Department of Agriculture or USDA. In addition, the price any of the companies pay for corn at a facility could increase if an additional ethanol production facility is built in the same general vicinity.

We may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. Such a shortage could require us to suspend our operations until corn is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position.

The spread between ethanol and corn prices can vary significantly and may not return to recent high levels.

Our gross margin depends principally on the spread between ethanol and corn prices. During the five-year period from 2003 through 2007, ethanol prices (based on average U.S. ethanol rack prices from Bloomberg (“Bloomberg”)) have ranged from a low of $1.11 per gallon to a high of $3.98 per gallon, averaging $1.90 per gallon during this period. For the year ended December 31, 2007, ethanol prices averaged $2.12 per gallon, reaching a high of $2.50 per gallon and a low of $1.69 per gallon (based on the daily closing prices from Bloomberg). In early 2006, the spread between ethanol and corn prices was at historically high levels, driven in large part by oil companies removing a competitive product, MTBE, from the fuel stream and replacing it with ethanol in a relatively short time period. However, this spread has fluctuated widely and narrowed significantly during 2007. Fluctuations are likely to continue to occur. A sustained narrow spread or any further reduction in the spread between ethanol and corn prices, whether as a result of sustained high or increased corn prices or sustained low or decreased ethanol prices, would adversely affect our results of operations and financial position. Further, it is possible that ethanol prices could decline below our marginal cost of production, which could cause us to suspend production of ethanol at some or all of our plants.

The market for natural gas is subject to conditions that create uncertainty in the price and availability of the natural gas that is used in the ethanol manufacturing process.

We rely upon third parties for our supply of natural gas, which is consumed as fuel in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control, such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position. Natural gas costs represented approximately 10.2% of our cost of goods sold for the year ended December 31, 2007, compared to 15.9% for the year ended December 31, 2006. The price fluctuations in natural gas prices over the eight-year period from 2000 through 2007, based on the New York Mercantile Exchange, or NYMEX, daily futures data, have ranged from a low of $1.83 per MMBTU on September 26, 2001 to a high of $15.38 per MMBTU on December 13, 2005, averaging $5.63 per MMBTU during this period. At April 1, 2008, the NYMEX price of natural gas for May delivery was $9.72 per MMBTU.

Fluctuations in the selling price and production cost of gasoline may reduce our profit margins.

Ethanol is marketed both as an important fuel component to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and our future results of operations and financial position may be materially adversely affected if gasoline demand or prices decrease.

Historically, the price of a gallon of gasoline has been lower than the cost to produce a gallon of ethanol. In addition, some of our sales contracts provide for pricing on an indexed basis, so that the price we receive for products sold under these arrangements is adjusted as gasoline prices change.

The price of distillers grains is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grains.

Distillers grains compete with other protein-based animal feed products. The price of distillers grains may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Because the price of distillers grains is not tied to production costs, decreases in the price of distillers grains will result in our generating less revenue and lower profit margins.

Our business is subject to seasonal fluctuations.

Our operating results are influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price of natural gas, however, tends to move opposite of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, ethanol prices are substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during the summer. Given our limited history and the growth of the industry, it is unclear how these seasonal fluctuations will affect our results over time.

We engage in hedging transactions and other risk mitigation strategies that could harm our results of operations.

In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, we enter into contracts to supply a portion of our ethanol production or purchase a portion of our respective corn or natural gas requirements on a forward basis and also engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The price of unleaded gasoline also affects the price received for ethanol under indexed contracts entered into by us. The financial statement impact of these activities is dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the price of the commodity underlying the hedging agreement and the actual prices paid or received by us for the physical commodity bought or sold. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). Hedging losses may be offset by a decreased cash price for corn and natural gas and an increased cash price for ethanol. We also vary the amount of hedging or other risk mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or unleaded gasoline.

We may not be able to implement our expansion strategy as planned or at all.

We plan to grow our business by investing in new or existing plants and pursuing other business opportunities.

Additional financing may be necessary to implement these expansion strategies, which may not be accessible or may not be available on acceptable terms. Any expansion may be financed with additional indebtedness or by issuing additional equity securities, which would further dilute shareholders’ interests. In addition, as described below under “We may be adversely affected by environmental, health and safety laws, regulations and liabilities,” federal and state governmental requirements may substantially increase our costs, which could have a material adverse effect on our results of operations and financial position. Any expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from existing operations.

Construction costs associated with expansion may also increase to levels that would make a new plant too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other ethanol companies and, therefore, it may become difficult or impossible to secure their services or products on a timely basis or on acceptable financial terms. We may suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportation constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent commencement of operations as expected at any new facilities.

The expansion strategies also depend on prevailing market conditions for the price of ethanol and the costs of corn and natural gas and expectations of future market conditions. In October 2007, we suspended construction of our Reynolds facility due to market conditions. If market conditions do not improve as anticipated, we could lose our investment in this facility and could incur additional costs associated with terminating various construction contracts. We also may not proceed with construction at other development sites and could incur losses associated with our investments in those sites.

The significant expansion of ethanol production capacity currently underway in the U.S. may also impede any expansion strategy. As a result of this expansion within the ethanol industry, we believe that there is increasing competition for suitable sites for ethanol plants, and we may not find suitable sites for construction of new plants or other suitable expansion opportunities. Even if suitable sites or opportunities are identified, we may not be able to secure the services and products from the contractors, engineering firms, construction firms and equipment suppliers necessary to build ethanol plants on a timely basis or on acceptable economic terms.

Accordingly, we may not be able to implement our expansion strategies as planned or at all. We may not find additional appropriate sites for new plants and we may not be able to finance, construct, develop or operate these new or expanded plants successfully.

Acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt business, and adversely affect our financial results.

As part of our business strategy, we may consider acquisitions of building sites, production plants, storage or distribution facilities and selected infrastructure. We completed the ASA Acquisition in August 2007 and the US BioEnergy Merger in April 2008. It may be difficult to find additional suitable acquisition opportunities.

Acquisitions involve numerous risks, any of which could harm our business, including:

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difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•	difficulties in building an ethanol plant on a purchased site, including obtaining zoning and other required permits;

•	risks relating to environmental hazards on purchased sites;

•	risks relating to acquiring or developing the infrastructure needed for facilities or acquired sites, including access to rail networks;

•	difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	diversion of financial and management resources from existing operations;

•	the purchase price or other devoted resources may exceed the value realized, or the value we could have realized if the purchase price or other resources had been allocated to another opportunity;

•	risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;

•	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	inability to generate sufficient revenue to offset acquisition costs and development costs.

In particular, we may not successfully integrate the operations of US BioEnergy and the ASA Acquisition in a timely manner and we may not realize the anticipated benefits or synergies of the merger to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risk factors discussed above, our ability to realize these benefits and synergies could be adversely impacted by practical constraints on our ability to combine operations.

We also may pursue acquisitions through joint ventures or partnerships. Partnerships and joint ventures typically involve restrictions on actions that the partnership or joint venture may take without the approval of the partners. These types of provisions may limit our ability to manage a partnership or joint venture in a manner that is in our best interest but is opposed by our other partner or partners.

Future acquisitions may involve the issuance of equity securities as payment or in connection with financing the business or assets acquired, and as a result, could dilute the ownership interests of you. In addition, additional debt and related interest expense may be necessary in order to consummate these transactions, as well as to assume unforeseen liabilities, all of which could have a material adverse effect on our business, results of operations and financial condition. The failure to successfully evaluate and execute acquisitions or joint ventures or otherwise adequately address the risks associated with acquisitions or joint ventures could have a material adverse effect on our business, results of operations and financial condition.

Our goodwill could become impaired and write-downs on the value of such goodwill may be required.

The US BioEnergy Merger will be accounted for by us using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net tangible and identified intangible assets acquired. The excess purchase price over the fair value of the tangible and identified intangible assets acquired will be allocated to goodwill. As of December 31, 2007, we had goodwill of approximately $169.6 million resulting from prior transactions. We expect to recognize additional goodwill as a result of the US BioEnergy Merger. Current accounting rules require that goodwill and indefinite life intangible assets be assessed for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount of a reporting unit exceeds its fair value, then a goodwill impairment test is performed to measure the amount of the impairment loss, if any. The goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as in a business combination. Determining the fair value of the implied goodwill is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are determined primarily using discounted cash flows and market comparisons. These approaches use significant estimates and assumptions, including projection and timing of future cash flows, discount rates reflecting the risk inherent in future cash flows, perpetual growth rates, determination of appropriate market comparables, and determination of whether a premium or discount should be applied to comparables. Therefore, changes in commodity prices or the price of our stock (which has recently been subject to significant volatility) may impact the goodwill impairment analysis. If our actual results are worse than the plans and estimates used to assess the recoverability of the assets in connection with the proposed merger, or previous transactions entered into by us, or our plans and estimates are otherwise incorrect, we could incur impairment charges relating to the goodwill resulting from such transactions, including up to the full amount of such goodwill.

Growth in the sale and distribution of ethanol is dependent on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

Substantial development of infrastructure will be required by persons and entities outside of our control for our operations, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	expansion of refining and blending facilities to handle ethanol;

•	growth in service stations equipped to handle ethanol fuels; and

•	growth in the fleet of flexible fuel vehicles, or FFVs, capable of using E85 fuel.

The rapid expansion of the ethanol industry currently underway compounds the issues presented by the need to develop and expand ethanol related infrastructure, as the lack of infrastructure prevents the use of ethanol in certain areas where there might otherwise be demand and results in excess ethanol supply in areas with more established ethanol infrastructure, depressing ethanol prices in those areas.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure by us in making the changes to or expansion of infrastructure could hurt the demand or prices for products, impede delivery of products, impose additional costs or otherwise have a material adverse effect on results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

We may not achieve anticipated operating results and our financial position may be adversely affected if we do not successfully develop a corn oil extraction business.

Our anticipated operating results and financial position may depend in part on our ability to develop and operate planned corn oil extraction facilities successfully. We plan to extract corn oil from distillers grains, a co-product of the ethanol production process, and to sell the oil or convert it into biodiesel. We have contracted with Crown Iron Works Company for the purchase of corn oil extraction equipment. Large scale extraction of corn oil from distillers grains, as contemplated, is unproven, and we may not achieve planned operating results. Our operating results and financial position will be affected by events or conditions associated with the development, operation and cost of the planned corn oil extraction equipment, including:

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the outcome of negotiations with government agencies, vendors, customers or others, including, for example, our ability to negotiate favorable contracts with customers, or the development of reliable markets;

•	changes in development and operating conditions and costs, including costs of services, equipment and construction;

•	unforeseen technological difficulties, including problems that may delay startup or interrupt production or that may lead to unexpected downtime, or construction delays;

•	corn prices and other market conditions, including competition from other producers of corn oil;

•	government regulation; and

•	development of transportation, storage and distribution infrastructure supporting the facilities and the biodiesel industry generally.

We have a limited operating history and business may not be as successful as envisioned.

We began our business in 2001, and our operating facilities have less than five years of commercial operations. Accordingly, we have a limited operating history from which you can evaluate our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by a company with limited operating history in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

Some of these risks relate to our potential inability to:

•	effectively manage business and operations;

•	effectively integrate acquired businesses;

•	successfully execute plans to sell ethanol directly to customers;

•	recruit and retain key personnel;

•	successfully maintain a low-cost structure through the expansion of scale in business;

•	manage rapid growth in personnel and operations;

•	develop new products that complement existing business; and

•	successfully address the other risks described throughout this registration statement.

If we cannot successfully address these risks, our business and our results of operations and financial position may suffer.

New plants under construction or decreases in the demand for ethanol may result in excess production capacity in the ethanol industry, which may cause the price of ethanol and/or distillers grains to decrease.

According to the RFA and company estimates, domestic ethanol production capacity has increased from 1.8 BGY as of January 2001 to approximately 8.5 BGY as of April 1, 2008, with additional production capacity of approximately 5.1 BGY under construction. The ethanol industry in the U.S. now consists of more than 140 production facilities. Excess capacity in the ethanol industry would have an adverse effect on our results of operations, cash flows and financial position. In a manufacturing industry with excess capacity, producers have an incentive to manufacture additional products for so long as the price exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard for interest, overhead or fixed costs). This incentive could result in the reduction of the market price of ethanol to a level that is inadequate to generate sufficient cash flow to cover costs.

Excess capacity may also result from decreases in the demand for ethanol, which could result from a number of factors, including, but not limited to, regulatory developments and reduced U.S. gasoline consumption. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage or acquire hybrid vehicles.

In addition, because ethanol production produces distillers grains as a co-product, increased ethanol production will also lead to increased supplies of distillers grains. An increase in the supply of distillers grains, without corresponding increases in demand, could lead to lower prices or an inability to sell our distillers grains production. A decline in the price of distillers grains or the distillers grains market generally could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to compete effectively in our industry.

In the U.S., there is competition with other corn processors, ethanol producers and refiners, including Archer Daniels Midland Company (“ADM”), POET, LLC, Hawkeye Renewables, LLC, Aventine Renewable Energy Holdings, Inc. (“Aventine”), and Cargill. As of April 1, 2008, the top five producers accounted for approximately 45% of the ethanol production capacity in the U.S. according to the RFA and company estimates. A number of our competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry. These smaller competitors operate smaller facilities that do not affect the local price of corn grown in the proximity of the facility as much as larger facilities do. In addition, many of these smaller competitors are farmer owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. Most new ethanol plants under development across the country are individually owned.

In addition to domestic competition, we also face increasing competition from international suppliers. Currently there is a $0.54 per gallon tariff on foreign produced ethanol which is scheduled to expire January 1, 2009. If this tariff is not renewed, competition from international suppliers would increase. Ethanol imports equivalent up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours.

Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely affect our results of operations and financial position.

Our competitive position, financial position and results of operations may be adversely affected by technological advances and our efforts to anticipate and employ such technological advances may prove unsuccessful.

The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. For instance, any technological advances in the efficiency or cost to produce ethanol from inexpensive, cellulosic sources such as wheat, oat or barley straw could have an adverse effect on our business, because our facilities are designed to produce ethanol from corn, which is, by comparison, a raw material with other high value uses. We do not predict when new technologies may become available, the rate of acceptance of new technologies by competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol.

We plan to invest over time on projects and companies engaged in research, development and commercialization of processes for conversion of cellulosic material to ethanol. These investments will be early- and mid-stage and highly speculative. The use of cost-effective and efficient cellulosic material in the production of ethanol is unproven. There is no assurance when, if ever, commercially viable technology will be developed. Nor can there be any assurance that we can identify suitable investment opportunities, that such development will be the product of any investment we make in this technology and that we will not lose our investments in whole or in part, or that if developed by others it will be available to producers such as us on commercially reasonable terms.

Any advances in technology which require significant unanticipated capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on our results of operations and financial position.

In addition, alternative fuels, additives and oxygenates are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol, and our business, results of operations and financial condition may be materially adversely affected.

The U.S. ethanol industry is highly dependent upon federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect our results of operations and financial position.

The elimination or significant reduction in the blenders’ credit could have a material adverse effect on our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. The federal excise tax incentive program currently allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell. If the fuel is blended with 10% ethanol, the refiner/marketer pays $0.051 per gallon less tax, which equates to an incentive of $0.51 per gallon of ethanol. The $0.51 per gallon incentive for ethanol is scheduled to be reduced to $0.46 per gallon in 2009 and to expire in 2010. The blenders’ credits could be eliminated or reduced at any time through an act of Congress and may not be renewed in 2010 or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges thereunder, in whole or in part.

Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S. Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive that is available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. production per year. Imports from the exempted countries may increase as a result of new plants under development. Since production costs for ethanol in these countries are estimated to be significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell ethanol. Although the $0.54 per gallon tariff has been extended through December 31, 2008, bills were previously introduced in both the U.S. House of Representatives and U.S. Senate to repeal the tariff. We do not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if the tariff is not renewed beyond its current expiration. Any changes in the tariff or exemption from the tariff could have a material adverse effect on our results of operations and our financial position. In addition, the North America Free Trade Agreement, or NAFTA, which entered into force on January 1, 1994, allows Canada and Mexico to export ethanol to the United States duty-free or at a reduced rate. Canada is exempt from duty under the current NAFTA guidelines, while Mexico’s duty rate is $0.10 per gallon.

The effect of the renewable fuel standard (“RFS”) program in the Energy Independence and Security Act signed into law on December 19, 2007 (the “2007 Act”) is uncertain. The mandated minimum level of use of renewable fuels in the RFS under the 2007 Act increased to 9 billion gallons per year in 2008 (from 5.4 billion gallons under the RFS enacted in 2005), further increasing to 36 billion gallons per year in 2022. The 2007 Act also requires the increased use of “advanced” biofuels, which are alternative biofuels produced without using corn starch such as cellulosic ethanol and biomass-based diesel, with 21 billion gallons of the mandated 36 billion gallons of renewable fuel required to come from advanced biofuels by 2022. Required RFS volumes for both general and advanced renewable fuels in years to follow 2022 will be determined by a governmental administrator, in coordination with the U.S. Department of Energy and U.S. Department of Agriculture. Increased competition from other types of biofuels could have a material adverse effect on our results of operations and our financial position. See “Our competitive position, financial position and results of operations may be adversely affected by technological advances and efforts to anticipate and employ such technological advances may prove unsuccessful.”

The RFS program and the 2007 Act also include provisions allowing “credits” to be granted to fuel producers who blend in their fuel more than the required percentage of renewable fuels in a given year. These credits may be used in subsequent years to satisfy RFS production percentage and volume standards and may be traded to other parties. The accumulation of excess credits could further reduce the impact of the RFS mandate schedule and result in a lower ethanol price or could result in greater fluctuations in demand for ethanol from year to year, both of which could have a material adverse effect on our results of operations and our financial condition.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations. Under the RFS as passed as part of the Energy Policy Act of 2005, the U.S. Environmental Protection Agency, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or “EPA”, determines upon the petition of one or more states that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. In addition, the Energy Independence and Security Act of 2007 allows any other person subject to the requirements of the RFS or the EPA Administrator to file a petition for such a waiver. Any waiver of the RFS with respect to one or more states could adversely offset demand for ethanol and could have a material adverse effect on our results of operations and our financial condition.

Various studies have criticized the efficiency of ethanol, in general, and corn-based ethanol in particular, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol or otherwise negatively impact public perception and acceptance of ethanol as an alternative fuel.

Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels and as potentially depleting water resources. Other studies have suggested that corn-based ethanol is less efficient than ethanol produced from switchgrass or wheat grain and that it negatively impacts consumers by causing prices for higher dairy, meat and other foodstuffs from livestock that consume corn. If these views gain acceptance, support for existing measures promoting use and domestic production of corn-based ethanol could decline, leading to reduction or repeal of these measures. These views could also negatively impact public perception of the ethanol industry and acceptance of ethanol as an alternative fuel.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, we have made significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We may be liable for the investigation and cleanup of environmental contamination at each of the properties we own or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on results of operations and financial position.

The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, losses could be sustained for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and our financial position.

We are dependent on our production facilities, and any operational disruption may result in a reduction of sales volumes, which could cause substantial losses.

Our revenues are derived from the sale of ethanol and the related co-products produced at our facilities. A major accident or damage by severe weather or other natural disasters may cause significant interruptions at such facilities. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in the ethanol industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to fully cover the potential operational hazards described above and such insurance may not be renewable on commercially reasonable terms or at all. Moreover, the operation of our plants is subject to various uncertainties, including uncertainties relating to the effectiveness of process improvements designed to achieve increased production capacities. As a result, our plants may not produce ethanol and distillers grains at the levels we expect and our business, results of operations and financial condition may be materially adversely affected.

Disruptions to infrastructure, or in the supply of fuel, natural gas or water, could materially and adversely affect our business.

Our business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. Any disruptions in this infrastructure network, whether caused by labor difficulties, earthquakes, storms, other natural disasters, human error or malfeasance or other reasons, could have a material adverse effect on our business. We rely upon third-parties to maintain the rail lines from their plants to the national rail network, and any failure on these third parties’ part to maintain the lines could impede the delivery of products, impose additional costs and could have a material adverse effect on our business, results of operations and financial condition.

We also depend on the continuing availability of raw materials, including fuel and natural gas. The production of ethanol, from the planting of corn to the distribution of ethanol to refiners, is highly energy-intensive. Significant amounts of fuel and natural gas are required for the growing, fertilizing and harvesting of corn, as well as for the fermentation, distillation and transportation of ethanol and the drying of distillers grains. A serious disruption in supplies of fuel or natural gas, including as a result of delivery curtailments to industrial customers due to extremely cold weather, or significant increases in the prices of fuel or natural gas, could significantly reduce the availability of raw materials at our plants, increase production costs and could have a material adverse effect on our business, results of operations and financial condition.

Our ethanol plants also require a significant and uninterrupted supply of water of suitable quality to operate. If there is an interruption in the supply of water for any reason, one or more plants may be required to halt production. If production is halted at one or more of these plants for an extended period of time, it could have a material adverse effect on our business, results of operations and financial condition.

Our operating results may suffer if our direct and indirect marketing and sales efforts are not effective.

On March 31, 2007, we terminated our agreements with Aventine regarding the marketing and sale of our ethanol and, on April 1, 2007, we commenced direct sales of our ethanol to customers, except for the ethanol produced at the facilities acquired in the ASA Acquisition and the US BioEnergy Merger. We plan to begin directly marketing ethanol produced at facilities acquired in the US BioEnergy Merger during the second and third quarters of 2008, except for ethanol produced at the Marion facility which will be marketed by ADM. In connection with this activity, we have established our own marketing, transportation and storage infrastructure. We lease tanker railcars and have contracted with storage depots near our customers and at our strategic locations for efficient delivery of our finished ethanol product. We have also hired a marketing and sales force, as well as logistical and other operational personnel to staff our distribution activities. The marketing, sales, distribution, transportation, storage or administrative efforts we have implemented may not achieve results comparable to those achieved by marketing through Aventine. Any failure to successfully execute these efforts would have a material adverse effect on our results of operations and financial position. Our financial results also may be adversely affected by our need to establish inventory in storage locations to facilitate this transition.

Further, ethanol produced at certain of our facilities is or will be marketed by Cargill under agreements that remained in place after closing of the ASA Acquisition and by ADM under an agreement that remained in place after the US BioEnergy Merger. We also compete with Cargill and ADM for sales of ethanol and distillers grains. Our direct marketing and sales efforts may be less efficient as a result of the marketing relationships with Cargill and ADM.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for implementation of our expansion strategy and execution of our business plan. The loss of any of these officers could have a material adverse effect upon our results of operations and our financial position. We do not have employment agreements with our officers or other key personnel. In addition, we do not maintain “key person” life insurance for any of our officers. The loss of any of these officers could delay or prevent the achievement of our business objectives.

Competition for qualified personnel in the ethanol industry is intense and we may not be able to hire and retain qualified personnel to operate our ethanol plants.

Our success depends, in part, on our ability to attract and retain competent personnel. For each of our plants, qualified managers, engineers, operations and other personnel must be hired, which can be challenging in a rural community. Competition for both managers and plant employees in the ethanol industry is intense, and we may not be able to attract and retain qualified personnel. If we are unable to hire and retain productive and competent personnel, our expansion strategy may be adversely affected, the amount of ethanol we produce may decrease and we may not be able to efficiently operate our ethanol plants and execute our business strategy.

Operations at our new facilities and additional planned facilities are subject to various uncertainties, which may cause them to not achieve results comparable to existing operational plants.

New plants and additional planned facilities will be subject to various uncertainties as to their ability to produce ethanol and co-products as planned, including the potential for failures of key equipment. Such a failure during test operations delayed the startup process at our Fort Dodge facility, which is now operating at full capacity, in the fall of 2005. Due to these uncertainties, the results of new facilities or additional planned facilities may not be comparable to those of existing operational plants.

Certain of our shareholders exert significant influence over us. Their interests may not coincide with ours or the interests of our other shareholders, and these certain shareholders may make decisions with which we or our other shareholders may disagree.

Our executive officers and directors as a group beneficially own approximately 25.6% of our outstanding common stock, including Donald L. Endres, our chief executive officer and Gordon W. Ommen, our non-executive chairman of the board of directors. Together with other affiliates, insiders, including Messrs. Endres, Ommen and Ron Fagen and CHS Inc., own approximately 42% of our outstanding common stock. As a result, these shareholders, acting individually or together, could significantly influence our management and affairs and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us and might affect the market price of our common stock.

The interests of these shareholders may not coincide with our interests or the interests of our other shareholders. For instance, Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments which is 100% owned and controlled by Gordon W. Ommen, and Fagen, Inc., the leading builder of ethanol plants in the U.S., which is owned and controlled by Ron Fagen, have invested and may continue to invest in a number of other ethanol producers. For example, Capitaline Advisors currently has an investment in Big River Resources, LLC, US BioEnergy’s joint venture partner for the Grinnell plant. As a result of these and other potential conflicting interests, these existing shareholders may make decisions with respect to us with which we or our other shareholders may disagree.

We do not own or control some of the assets we depend on to operate our business.

We depend on Cargill and its subsidiaries for various services at the ethanol facilities we acquired in the ASA Acquisition, including corn procurement, the marketing and sale of ethanol and distillers grains produced at the facilities and risk management. As a result, our results of operations and financial position may be adversely affected if Cargill does not perform these services in an efficient manner.

We are subject to financial reporting and other requirements, for which our accounting, internal audit and other management systems and resources may not be adequately prepared. We experienced material weaknesses in our internal controls prior to 2007.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires annual management assessment of the effectiveness of a company’s internal controls over financial reporting and a report by its independent registered public accounting firm addressing the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. If we are unable to meet these demands in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to us could be impaired. Any failure to maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2006, we identified several material weaknesses in our internal controls over financial reporting relating to inadequate monitoring of accounting recognition matters and significant accounting estimates, including derivative financial instruments and income taxes, and deficiencies in our financial closing process. A “material weakness” is a deficiency, or a combination of control deficiencies, that results in a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency, or a combination of control deficiencies, that is less severe than a material weakness, yet is important enough to merit attention by those responsible for oversight of the company’s financial reporting. We have remediated these weaknesses, but we cannot assure you that we will have no future deficiencies or weaknesses in our internal controls over financial reporting.

Any failure to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Some provisions contained in our articles of incorporation and bylaws, as well as provisions of South Dakota law, could impair a takeover attempt.

Our articles of incorporation and bylaws and South Dakota law contain several provisions that may make it substantially more difficult for a third-party to acquire control of us without the approval of our board of directors. This may make it more difficult or expensive for a third-party to acquire a majority of our outstanding common stock. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common stock.

In order to be successful, we must retain and motivate key employees and failure to do so could seriously harm us.

In order to be successful, we must retain and motivate executives and other key employees. Our employees may experience uncertainty about their future roles with us until or after our post-merger strategies are announced or executed. These circumstances may adversely affect our ability to retain key personnel. We also must continue to motivate employees and keep them focused on our strategies and goals, which may be particularly difficult due to the potential distractions of the US BioEnergy Merger.

If we are unable to manage growth profitably, our business and financial results could suffer.

Our future financial results will depend in part on our ability to profitably manage our core businesses, including any growth that we may be able to achieve. Since our incorporation, we have engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, we will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees, as well as expand operations, customer support and financial control systems. If we are unable to manage our businesses profitably, including any growth that we may be able to achieve, our business and financial results could suffer.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Your Outstanding Notes

On May 16, 2007, we sold the Outstanding Notes you currently hold to Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and USB Securities LLC under a purchase agreement dated May 11, 2007. The sale was structured to comply with the exemption from registration under the Securities Act and in compliance with Rule 144A and Regulation S promulgated thereunder. Upon the terms and subject to the conditions stated in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all of your Outstanding Notes that are properly tendered on or before the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date will be at midnight, New York City time, on                 , 2008. If we extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which the exchange offer is extended. The longest we could extend the offer without incurring penalties under the registration rights agreement in the form of increased interest payable on the notes would be until May 15, 2008 which is 365 days after the original issuance of the notes you currently own.

As of the date of this prospectus, $450.0 million principal amount of the notes was outstanding. We are sending this prospectus, together with the letter of transmittal on or about the date stated on the cover page to you at the addresses listed in the security register in connection with notes maintained by the trustee. Our obligation to accept notes for exchange in the exchange offer is subject to various conditions.

We reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any notes pursuant to the extension, by providing notice of any extension as described below. During any extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any delay in acceptance for exchange of any Outstanding Notes will be consistent with Rule 14e-1(c) under the Exchange Act. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the Outstanding Notes promptly after the expiration or termination of the exchange offer.

Outstanding Notes tendered in the exchange offer must be $2,000 in principal amount or any integral multiple of $1,000 in excess thereof.

We will provide notice by means of a press release or other public announcement of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable. Any notice will include the amount of Outstanding Notes offered for exchange up to the date of the notice and will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date or other event giving rise to the notice requirement. In the event of a material change in the terms of the offer, including any waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in the offering following notice of a material change.

Registration Rights; Additional Interest

We have agreed with Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC, for your benefit and at our cost, to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the exchange notes.

If:

(1)	we are not:

(a) required to file the exchange offer registration statement; or

(b) permitted to complete the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of transfer restricted securities (as defined below) notifies us within 20 business days following completion of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer; or

(b) it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns Outstanding Notes acquired directly from us or one of our affiliates;

we will file with the SEC a shelf registration statement to cover resales of the notes by the holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

We have agreed to use our reasonable best efforts to cause the applicable registration statement to be declared effective at the earliest possible time by the SEC.

For purposes of the preceding, “transfer restricted securities” means (a) each Outstanding Note and the related note guarantees until the earliest to occur of:

(1)	the date on which such Outstanding Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the exchange offer and entitled to be resold to the public by that person without complying with the prospectus delivery requirements of the Securities Act;

(2)	the date on which such Outstanding Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

(3)	the date on which such Outstanding Note is eligible to be distributed to the public pursuant to Rule 144(k) under the Securities Act or otherwise may be resold without restriction under the federal securities laws; or

(4)	the date on which such Outstanding Note ceases to be outstanding;

and (b) each Exchange Note and the related guarantees acquired by a broker-dealer in the exchange offer of an Outstanding Note for such Exchange Note, until the date on which the Exchange Note is sold to a purchaser who receives from the broker-dealer on or before the date of the sale a copy of the prospectus contained in the exchange offer registration statement.

If the exchange offer is not completed or a shelf registration statement is not declared effective, each of which we refer to as a “registration default,” on or prior to May 15, 2008, then we will pay liquidated damages to each noteholder with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum per $1,000 principal amount of Outstanding Notes held by the noteholder. The amount of the liquidated damages will increase by an additional 0.25% per annum per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults equal to 1.0% per annum, provided that we and our subsidiary guarantors will in no event be required to pay liquidated damages for more than one registration default at a time. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

All accrued liquidated damages will be paid by us and our subsidiary guarantors on each day that interest is payable under the Outstanding Notes or the Exchange Notes to the holder of a registered global note by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified.

In general, if you wish to exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will be required to represent that any Exchange Notes you receive will be acquired in the ordinary course of your business, that you are not our affiliate, as defined in Rule 405 of the Securities Act, and that at the time of the commencement of the offer, you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the Exchange Notes, or if you are participating in a distribution of the Exchange Notes, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Procedure for Tendering Outstanding Notes

Your tender of Outstanding Notes to us as described below and our acceptance of the Outstanding Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions stated in this prospectus and in the accompanying letter of transmittal. Except as explained below, a holder who wishes to tender Outstanding Notes for exchange in the exchange offer must transmit a properly completed and executed letter of transmittal, together with all other documents required by the letter of transmittal, to Wells Fargo Bank, N.A. at the address listed below under “—Exchange Agent” on or before the expiration date. In addition,

(1)	certificates for the Outstanding Notes must be received by DTC, along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of the Outstanding Notes, if this procedure is available, into Wells Fargo’s account at DTC according to the procedure for book-entry transfer described below, must be received by Wells Fargo before the expiration date, or

(3)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of the Outstanding Notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend registered mail, properly insured, with return receipt requested, be used in all cases. You should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

(1)	by a registered holder of the Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

An “eligible institution” is an eligible guarantor institution like a bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program under Rule 17Ad-15 of the Exchange Act. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible institution. If Outstanding Notes are registered in the name of a person other than the person signing the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, properly executed by the registered holder, with the signature guaranteed by an eligible institution.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Outstanding Notes, and our determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Outstanding Note not properly tendered;

(2)	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities as to any particular Outstanding Note before the expiration of the exchange offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes that we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Outstanding Notes. If we waive any defects or irregularities pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to the defect or irregularity being waived.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the notes.

If the letter of transmittal or any Outstanding Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Resale of Exchange Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued pursuant to the exchange offer in exchange for the Outstanding Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that Exchange Notes issued pursuant to the exchange offer in exchange for Outstanding Notes may be offered for sale, resold and otherwise transferred by any holder of Exchange Notes if:

(1)	the holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

(2)	the Exchange Notes are acquired in the ordinary course of the holder’s business; and

(3)	the holder does not intend to participate in a distribution of the Exchange Notes.

Any holder who exchanges Outstanding Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and the secondary resale transaction must be covered by an effective registration statement under the Securities Act containing the selling holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.

Because the SEC has not considered our exchange offer in the context of a no-action letter, we do not assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes or that does not acquire Exchange Notes in the ordinary course of its business may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you participate in the exchange offer, you must advise us, among other things, that you are not participating in, and do not intend to participate in, a distribution of Exchange Notes and whether you are a broker-dealer. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Outstanding Notes, and you acquired your Outstanding Notes as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. Please see below under “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

We will accept, promptly after the expiration date, all Outstanding Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Outstanding Notes. For each Outstanding Note accepted for exchange, the holder of the Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Outstanding Notes or, if no interest has been paid from May 16, 2007. Accordingly, if the relevant record date for interest payment occurs after the completion of the exchange offer, registered holders of Exchange Notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 16, 2007. If, however, the relevant record date for interest payment occurs before the completion of the exchange offer, registered holders of Outstanding Notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from May 16, 2007. Outstanding Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, except as explained in the immediately preceding sentence. If your Outstanding Notes are accepted for exchange, you will not receive any payment of interest on such Outstanding Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer.

In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo of the following:

(1)	certificates for the Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into Wells Fargo’s account at DTC,

(2)	a properly completed and executed letter of transmittal and

(3)	all other required documents.

If any tendered Outstanding Notes are not accepted for any reason described in the terms and conditions of the exchange offer or if certificates representing Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing the unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the Outstanding Notes promptly after the expiration or termination of the exchange offer. If Outstanding Notes are tendered by book-entry transfer into Wells Fargo’s account at DTC according to the book-entry transfer procedures described below, any non-exchanged Outstanding Notes will be credited to an account maintained with DTC.

Book-Entry Transfer

Wells Fargo will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this document, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of notes by causing DTC to transfer the notes into Wells Fargo’s account at DTC. Although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile of it, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by Wells Fargo at the address listed below under “—Exchange Agent” on or before the expiration date or you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you desire to tender your Outstanding Notes and your Outstanding Notes are not immediately available, or time will not permit your Outstanding Notes or other required documents to reach Wells Fargo before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1)	the tender is made through an eligible institution,

(2)	before the expiration date, Wells Fargo receives from the eligible institution a properly completed and executed letter of transmittal or a facsimile of it and notice of guaranteed delivery, substantially in the form provided by us, stating your name and address and the amount of Outstanding Notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with Wells Fargo and

(3)	the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by Wells Fargo within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of Outstanding Notes may be withdrawn at any time before midnight, New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by Wells Fargo at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn,

•	identify the Outstanding Notes to be withdrawn, including the principal amounts of the notes, and

•	where certificates for Outstanding Notes have been transmitted, specify the name in which the Outstanding Notes are registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to Wells Fargo, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If Outstanding Notes have been tendered according to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of the facility. All questions about the validity, form and eligibility of the notices will be determined by us and our determination will be final and binding on all parties. Certificates for any Outstanding Notes so withdrawn will not be considered to have been validly tendered for purposes of the exchange offer. Any Outstanding Notes that have been tendered but which are not exchanged for any reason will be returned to the holder of the Outstanding Notes without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. In the case of Outstanding Notes tendered by book-entry transfer into Wells Fargo’s account at DTC according to the book-entry transfer procedures described above, the Outstanding Notes will be credited to an account maintained with DTC for the Outstanding Notes. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under “—Procedure for Tendering Outstanding Notes” above at any time on or before the expiration date.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address below. Questions and requests for assistance, requests for additional copies of this document or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Registered or Certified Mail or Overnight Carrier:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Sixth & Marquette Avenue, N9303-121

Minneapolis, MN 55479

By Facsimile (Eligible Institutions Only):

Wells Fargo Bank, N.A.

Corporate Trust Operations

Facsimile No.: (612) 667-6282

Confirm Facsimile by Telephone:

(800) 344-5128

Delivery of the letter of transmittal to a different address or transmission of instructions via a different facsimile number does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register Exchange Notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which case you will be responsible for the payment of any applicable transfer tax.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not anticipate that we will register the Outstanding Notes under the Securities Act. Based on interpretations by the staff of the SEC issued to third parties, Exchange Notes may be offered for resale, resold or otherwise transferred by holders of the Exchange Notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the

Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement with any person to participate in the distribution of the Exchange Notes. If you are not a broker-dealer, you must acknowledge you are not engaged in, and do not intend to engage in, a distribution of Exchange Notes. If you are our affiliate, are engaged in or intend to engage in or have any arrangement or understanding related to the distribution of the Exchange Notes to be acquired in the exchange offer, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes must acknowledge that the Exchange Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.” In addition, to comply with the securities laws of various jurisdictions, if applicable, it may be necessary to qualify for sale or to register the Exchange Notes before offering or selling the Exchange Notes. We do not intend to take any action to register or qualify the Exchange Notes for resale in any of these jurisdictions.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Definitions.” In this description, the terms “Company,” “we,” “us,” and “our” refer only to VeraSun Energy Corporation and not to any of its Subsidiaries. Certain defined terms used in this description but not defined below have the meanings assigned to them in the Indenture or the Registration Rights Agreement, as the case may be.

The Company will issue Exchange Notes under an indenture (the “Indenture), dated as of May 16, 2007, among itself, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture but does not restate this agreement in its entirety. The terms of the Outstanding Notes that you currently hold and the Exchange Notes that will be issued upon exchange of your Outstanding Notes will be identical in all material respects, except that the Exchange Notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the Outstanding Notes and the Exchange Notes (collectively, the “Notes” and individually, a “Note”). We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as a Holder. Copies of the Indenture are available upon request from the Company.

The registered Holder of a Note will be treated as its owner for all purposes under the terms of the Indenture. Only registered Holders will have rights under the Indenture.

General

The Notes will be general senior unsecured obligations of the Company, initially limited to $450,000,000 aggregate principal amount. The Notes will mature on June 1, 2017. Subject to the covenants described below under “—Covenants” and applicable law, the Company may issue an unlimited amount of additional Notes (any such additional Notes, the “Additional Notes”) under the Indenture. The Outstanding Notes, any Exchanged Notes issued as described under “The Exchange Offer,” and any Additional Notes would be treated as a single class for all purposes under the Indenture, including without limitation, waivers, amendments, redemptions and Offers to Purchase.

The Notes bear interest at a rate per annum equal to 9 3/8%, and are payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2007. The Company will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Closing Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the Company and the Subsidiary Guarantors have not consummated a registered exchange offer for the Notes or caused a shelf registration statement with respect to resales of the Notes to be declared effective on or prior to such date that is 365 days after the Closing Date, the annual interest rate on the Notes will increase the interest rate borne by the Notes by 0.25% per annum per $1,000 principal amount of the Notes and by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% per annum per $1,000 principal amount of the Notes. See “The Exchange Offer.”

The Notes may be exchanged or transferred at the office or agency of the Company in The Borough of Manhattan, The City of New York or Minneapolis, Minnesota. Initially, the corporate trust office of the Trustee at N9303-120, Sixth Street and Marquette Avenue, Minneapolis, Minnesota, 55479, will serve as such office. If you give the Company wire transfer instructions, the Company will pay all principal, premium and interest on your Notes in accordance with your instructions. If you do not give the Company wire transfer instructions, payments of principal, premium and interest will be made at the office or agency of the paying agent which will initially be the Trustee, unless the Company elects to make interest payments by check mailed to the Holders.

The Notes are issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. See “Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

Except as otherwise described below, the Notes are not redeemable at the Company’s option prior to June 1, 2012. The Company is not, however, prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the Indenture.

At any time on or after June 1, 2012, the Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to, but not including, the redemption date, if redeemed during the 12-month period commencing on June 1 of any year set forth below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	104.688%
2013	103.125%
2014	101.563%
2015 and thereafter	100.000%

At any time prior to June 1, 2010, the Company may on any one or more occasions redeem up to 35% of the principal amount of the Notes then outstanding with the Net Cash Proceeds of one or more Equity Offerings of the Company at a redemption price equal to 109.375% of the principal amount of such Notes, together with accrued and unpaid interest to, but not including, the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date; provided that at least 65% of the aggregate principal amount of the Notes outstanding immediately prior to each such redemption remains outstanding immediately after each such redemption; and provided, further, that such redemption shall occur within 180 days of the date of the closing of such Equity Offering.

In addition, at any time prior to June 1, 2012, the Company may also redeem, in whole or in part, the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest to, but not including, the redemption date, subject to the rights of the Holders on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means the excess of (A) the present value at such redemption date of (i) the redemption price of the Note on June 1, 2012 (such redemption price being set forth in the table above under “—Optional Redemption”), plus (ii) all required interest payments due on the Note through June 1, 2012 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (B) the principal amount of the Note on such redemption date.

“Treasury Rate” means, as of any redemption date, the yield to maturity (calculated on a semi-annual bond equivalent basis) as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (the “Statistical Release”) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2012, provided, however, that if the period from the redemption date to June 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering. The notice of redemption shall state the redemption date, that, subject to satisfaction of any conditions precedent, on the redemption date the redemption price will become due and payable on each Note to be redeemed and the place or places where such Notes are to be surrendered for payment of the redemption price. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or

•	if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

However, no Note of $2,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any redemption and notice thereof pursuant to the Indenture may, at the Company’s discretion, be subject to one or more conditions precedent.

Note Guarantees

Subject to the last paragraph of this “Note Guarantees” section, payment of the principal of, premium, if any, and interest on the Notes will be Guaranteed, jointly and severally, on a senior unsecured basis by VeraSun Aurora Corporation, VeraSun Charles City, LLC, VeraSun Fort Dodge, LLC, VeraSun Marketing, LLC, VeraSun Hartley, LLC, VeraSun BioDiesel, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun Litchfield, LLC and VeraSun Tilton, LLC. In addition, each future Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor will Guarantee the payment of the principal of, premium, if any, and interest on the Notes, subject to the last paragraph of this “Note Guarantees” Section and the provisions described under “—Covenants—Suspension of Covenants.”

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Subsidiary Guarantor.

The Note Guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon (1) any sale, exchange or other transfer to any Person (other than an Affiliate of the Company) of all of the Capital Stock of such Subsidiary Guarantor owned directly or indirectly by the Company or any other Restricted Subsidiary of the Company, (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in compliance with the terms of the Indenture or (3) any defeasance or discharge of the Notes pursuant to the provisions of the Indenture.

Ranking

The Notes are:

•	general senior unsecured obligations of the Company;

•	rank equal in right of payment with all existing and future senior unsecured Indebtedness of the Company;

•	rank senior in right of payment to all future subordinated Indebtedness of the Company;

•

effectively subordinate to all of the Company’s existing and future secured Indebtedness, including Indebtedness under the Existing Notes and the Credit Agreement, to the extent of the value of the assets securing such Indebtedness; and

•	effectively subordinate in right of payment to all of the obligations, including trade payables, of the Subsidiaries (other than Subsidiary Guarantors).

The Note Guarantees are:

•	general senior unsecured obligations of the Subsidiary Guarantors;

•	rank equal in right of payment with all future senior unsecured Indebtedness of the Subsidiary Guarantors;

•	rank senior in right of payment with all existing and future subordinated Indebtedness of the Subsidiary Guarantors; and

•

effectively subordinate in right of payment to all of the Subsidiary Guarantors’ existing and future secured Indebtedness, including Indebtedness under any Guarantee of the Outstanding Notes and the Credit Agreement, to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2007, the Company and its Subsidiaries had $905.5 million (net of unaccreted discount of $3.0 million) of Indebtedness (excluding $8.36 million of issued and undrawn letters of credit under the Credit Agreement), $210.0 million of which is senior secured debt of the Company and the Subsidiary Guarantors under the Existing Notes and $240.9 million of which is debt of the Subsidiaries acquired in the ASA Acquisition under the ASA Senior Credit Facility. As of December 31, 2007, the Company also had undrawn borrowing capacity of approximately $21.64 million under the Credit Agreement. In addition, the Indebtedness of the Subsidiaries acquired in the US BioEnergy Merger (the “US BioEnergy Debt”), which closed in 2008, was $430.3 million as of December 31, 2007. The Notes and the Note Guarantees will be effectively subordinated to borrowings under the Credit Agreement and the Existing Notes to the extent of the value of the assets securing such Indebtedness. Since the Subsidiaries acquired in the ASA Acquisition and the Subsidiaries acquired in the US BioEnergy Merger are not Subsidiary Guarantors, the Notes and the Note Guarantees will be effectively subordinated to borrowings under the ASA Senior Credit Facility and the US BioEnergy Debt.

Sinking Fund

There are no sinking fund payments for the Notes.

Covenants

Overview

In the Indenture, the Company agreed to covenants that limit its and its Restricted Subsidiaries’ ability, among other things, to:

•	incur additional debt;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Restricted Subsidiaries;

•	fail to provide guarantees;

•	sell or exchange assets;

•	enter into transactions with shareholders and affiliates;

•	create liens;

•	engage in unrelated businesses; and

•	effect mergers.

In addition, if a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or a part of the Holder’s Notes at a price equal to 101% of their principal amount, plus any accrued interest to, but not including, the date of repurchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Suspension of Covenants

During any period of time that: (i) the Notes have an Investment Grade Rating and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof, the “Suspension Date”), the Company and the Restricted Subsidiaries will not be subject to the provisions of the Indenture described under the captions “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Issuances of Guarantees by Restricted Subsidiaries,” and “—Limitation on Transactions with Shareholders and Affiliates,” and the requirement set forth under clause (C)(2) under “—Consolidation, Merger and Sale of Assets” (collectively, the “Suspended Covenants”).

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

Limitation on Indebtedness

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and other Indebtedness existing on the Closing Date); provided, however, that the Company may Incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Subsidiary Guarantor may Incur Indebtedness (including, without limitation, Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Company would be greater than 2.0:1.0. Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) the incurrence by the Company and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed a maximum of the greater of (a) $100.0 million and (b) the Borrowing Base;

(2) Indebtedness owed to the Company or any other Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a Restricted Subsidiary which is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated in right of payment to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (1), (2) or (10)) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded;

(4) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described under “—Defeasance”;

(5) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary that is otherwise permitted to be incurred pursuant to this “Limitation on Indebtedness” covenant; provided that the Guarantee of such Indebtedness is permitted by and made in accordance with the “Issuance of Guarantees by Restricted Subsidiaries” covenant;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(7) Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds and payment obligations in connection with self-insurance or similar obligations;

(8) Indebtedness Incurred to finance the cost (including the cost of improvement or construction) to acquire real or personal property (including acquisitions by way of Capitalized Lease Obligations, purchase money obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary, to the extent of the fair market value of the real or personal property so acquired, plus goodwill associated therewith) by the Company or a Restricted Subsidiary after the Closing Date; provided, however, that the aggregate principal amount of such Indebtedness at any one time outstanding may not exceed the greater of (a) $50.0 million and (b) 5.0% of Total Assets;

(9) Acquired Indebtedness; provided that the Fixed Charge Coverage Ratio immediately after giving pro forma effect to such Incurrence would be no less than the Fixed Charge Coverage Ratio immediately prior to such Incurrence; and

(10) additional Indebtedness of the Company or Indebtedness of any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (9) above) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $50.0 million and (b) 5.0% of Total Assets.

Indebtedness outstanding under the Credit Agreement on the Closing Date was deemed to be incurred under the first sentence of clause (a) of this covenant.

(b) The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this “Limitation on Indebtedness” covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

(c) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount are not included. For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including under the first sentence of clause (a), the Company, in its sole discretion, may divide and classify, and from time to time may re-divide or reclassify, all or a portion of such item of Indebtedness in any manner that complies with this covenant.

(e) The Company and each Subsidiary Guarantor will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes (in the case of the Company) or the Note Guarantees (in the case of any Subsidiary Guarantor), in each case, to the same extent.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of its Capital Stock (other than Disqualified Stock) and (y) pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries) held by Persons other than the Company or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 10% or more of the Capital Stock of the Company, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment,

(B) the Company could not Incur at least $1.00 of Indebtedness under the first sentence of clause (a) of the “Limitation on Indebtedness” covenant, or

(C) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2005 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available; plus

(2) 100% of the aggregate Qualified Proceeds received by the Company after October 1, 2005 as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person which is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to October 1, 2005 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person which is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes); plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary or from the Qualified Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provisions shall not be violated by reason of:

(1) (x) the payment of any dividend or redemption of any Capital Stock or (y) the redemption of any Indebtedness that is subordinate in right of payment to the Notes, in each case, within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (a)(3) of the “Limitation on Indebtedness” covenant;

(3) the repurchase, redemption or other acquisition or retirement of Capital Stock of the Company or a Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness (including premium, if any, and accrued interest) which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock (other than Disqualified Stock)); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(5) payments or distributions, to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the net proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8) the repurchase or other acquisition of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $8.0 million in any calendar year;

(9) dividends paid in respect of Disqualified Stock or preferred stock of the Company or any Restricted Subsidiary of the Company which is permitted to be issued pursuant to the covenant described under the caption “—Limitation on Indebtedness”; provided, however, that the aggregate amount of dividends paid in respect of preferred stock of the Company (other than Disqualified Stock of the Company) pursuant to this clause (9) shall not exceed the amount of Net Cash Proceeds from the issuance of such preferred stock;

(10) the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary;

(11) any payments made in connection with the consummation of this offering and the application of the net proceeds therefrom (in each case as otherwise described in this prospectus);

(12) repayment of intercompany debt that was permitted to be outstanding pursuant to the terms of the Indenture; and

(13) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (13), does not exceed $15.0 million;

provided that, except in the case of clauses (1), (5) through (7), (11) and (12), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (2), (7) and (9) through (13) thereof or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock to the extent used to make Restricted Payments referred to in clause (3), (4) or (6) shall not be included in such calculation.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on Restricted Payments” covenant, the Company, in its sole discretion, may divide and classify, and from time to time may classify, re-divide or reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (3) make loans or advances to the Company or any other Restricted Subsidiary or (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions shall not apply to any encumbrances or restrictions:

(1) existing under or by reasons of (A) the Notes or the Indenture, or (B) agreements governing other Indebtedness existing on the Closing Date, including the Existing Notes, the Existing Notes Indenture and the Credit Agreement, and any amendments, modifications, extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such amendments, modifications, extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Board of Directors, no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, modified, extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Company’s Board of Directors, no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, or

(D) arising under purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6) arising from customary provisions in Joint Venture agreements and other similar agreements entered into in the ordinary course of business;

(7) on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) arising in connection with any Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company permitted to be incurred subsequent to the date of the Indenture pursuant to the “Limitation on Indebtedness” covenant;

(9) existing with respect to Commodity Agreements, Currency Agreements and Interest Rate Agreements incurred from time to time in the ordinary course of business and not for speculative purposes; and

(10) arising in connection with any Permitted Investments.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant prevents the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Issuances of Guarantees by Restricted Subsidiaries

The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary.

Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock of such Subsidiary Guarantor owned directly or indirectly by the Company (which sale, exchange or transfer is not prohibited by the Indenture), (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture or (3) any defeasance or discharge of the Notes pursuant to the provisions of the Indenture.

Limitation on Transactions with Shareholders and Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew, amend or extend any understanding, loan, advance, guarantee, transaction, contract, agreement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with, or for the benefit of any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and customary indemnification arrangements entered into by the Company;

(4) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(5) any Permitted Investments or any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6) any written agreement as in effect or entered into as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(7) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors in good faith and loans to employees of the Company and its Subsidiaries which are approved by the Board of Directors in good faith;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction with a Joint Venture or similar entity which would be subject to this “Limitation on Transactions with Shareholders and Affiliates” covenant solely because the Company or a Restricted Subsidiary of the Company owns an equity interest in or otherwise controls such Joint Venture or similar entity;

(10) transactions between the Company and any Person, a director of which is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on any matter involving such other Person;

(11) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company because the Company owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person; or

(12) loans or advances to officers, directors, employees or consultants in the ordinary course of business or consistent with past practice not to exceed $5.0 million in the aggregate at any one time outstanding.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by clauses (2) through (12) of this paragraph, (a) the aggregate amount of which exceeds $25.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) of this paragraph and (b) the aggregate amount of which exceeds $50.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) of this paragraph.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary) unless:

(1) if such Lien secures subordinated Indebtedness, the Lien securing such subordinated Indebtedness will be subordinated and junior to a Lien securing the Notes or the Note Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Note Guarantees; and

(2) if such Lien secures any other Indebtedness, the Notes or the Note Guarantees are secured on an equal and ratable basis with such Indebtedness for so long as such Indebtedness is secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date and Liens arising after the Closing Date pursuant to the Existing Notes Indenture;

(2) Liens granted on or after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (a)(3) of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(4) Liens securing Indebtedness incurred under Credit Facilities pursuant to the “—Limitation on Indebtedness” covenant, and Liens on commodities accounts and the cash proceeds therefrom;

(5) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with clause (a)(8) of the “Limitation on Indebtedness” covenant, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(6) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(7) Liens on assets, property or Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness permitted under the Indenture; or

(8) Permitted Liens.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the fair market value of all consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Company or any Affiliate of the Company) by a transferee, provided that the Company, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness, or (c) Replacement Assets.

For the purposes of this provision, any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from the transferee that are converted by the Company or any of its Restricted Subsidiaries into cash or Temporary Cash Investments within 180 days of their receipt by the Company or any of its Restricted Subsidiaries shall be deemed to be cash, but only to the extent of the cash or Temporary Cash Investments received.

The Company shall, or shall cause the relevant Restricted Subsidiary to, within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale,

(A) apply all or part of such Net Cash Proceeds to permanently repay or reduce outstanding (a) Notes, provided that any repayment of the Notes shall be applied as set forth in the last paragraph of this “Limitation on Asset Sales” covenant, or (b) other Indebtedness of the Company that is pari passu in right of payment with the Notes, Indebtedness of any Subsidiary Guarantor that is pari passu in right of payment with the relevant Note Guarantee or Indebtedness of any other Restricted Subsidiary (collectively, “Pari Passu Indebtedness”), or

(B) invest the amount not so applied pursuant to clause (A) above in Replacement Assets (or, if during such twelve month period, the Company or the applicable Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Cash Proceeds to invest in Replacement Assets, the Company or the applicable Restricted Subsidiary will be deemed to have complied with this clause (B) so long as such investment is substantially completed within a date that is twenty-four months after the date of such Asset Sale).

Pending the final application of any such Net Cash Proceeds, the Company or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in the preceding paragraph and not applied (or committed to be applied) as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $25.0 million, the Company must commence, not later than the last business day of such month, and consummate an Offer to Purchase from the Holders and, at the Company’s option, the holders of any Pari Passu Indebtedness, an aggregate principal amount of the Notes and, at the Company’s option, such Pari Passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to, but not including, the Payment Date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date. If the aggregate principal amount of Notes and any such other Pari Passu Indebtedness tendered in connection with such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee (and any other agent with respect to such Pari Passu Indebtedness) shall select the Notes and any such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and any such other Pari Passu Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero.

Limitation on Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Repurchase of Notes upon a Change of Control

The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to, but not including, the Payment Date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”).

The Existing Notes Indenture contains, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain, similar repurchase and redemption or repayment requirements in connection with certain change of control events. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant or any such similar requirement. The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all Indebtedness then outstanding which by its terms would prohibit any such Note repurchase, either prior to or concurrently with such Note repurchases.

The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control and purchases all Notes validly tendered and not withdrawn in such offer to purchase.

An Offer to Purchase may be made in advance of a Change in Control, and conditioned upon the occurrence of such Change in Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase. Notes repurchased by the Company pursuant to an Offer to Purchase will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

In the event that Holders of not less than 95% of the aggregate principal amount of the outstanding Notes accept an Offer to Purchase, or an offer to purchase made by a third party in lieu of the Company as described above, and the Company or such third party purchases all of the Notes held by such Holders, the Company or such third party will have the right to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

SEC Reports and Reports to Holders

To the extent not filed with the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (or to the Trustee for forwarding to each Holder, without cost to such Holder, who so requests) within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, following the consummation of this exchange offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing).

Events of Default

The following events are defined as “Events of Default” in the Indenture:

(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the Indenture described under the caption “—Consolidation, Merger and Sale of Assets” by the Company or any Subsidiary Guarantor or the failure by the Company to make or consummate an Offer to Purchase in accordance with the provisions under the “Limitation on Asset Sales” covenant or “—Repurchase of Notes upon a Change of Control” and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(d) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e) there occurs with respect to any issue or issues of Indebtedness of the Company, any Subsidiary Guarantor or any Restricted Subsidiary having an outstanding principal amount of $30.0 million or more in the aggregate for all such issues of all such Persons, and such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any applicable grace period provided in such Indebtedness) and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance or a third party indemnity pursuant to an executed written agreement) for the payment of money in excess of $30.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, any Subsidiary Guarantor, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together would constitute a Significant Subsidiary or for all or substantially all of the property and assets of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(h) the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property and assets of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together would constitute a Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

(i) the Company or any Subsidiary Guarantor that constitutes a Significant Subsidiary repudiates its obligations under its Note or Note Guarantee or, except as permitted by the Indenture, any Note Guarantee of a Subsidiary Guarantor that constitutes a Significant Subsidiary is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (g) or (h)) above occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company, the relevant Subsidiary Guarantor or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holder or Holders of at least 25% in aggregate principal amount of the total outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of at least a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest on, such Note, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of the Company must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the Indenture and that the Company and its Restricted Subsidiaries has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

(A) The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall be organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations under the Indenture, the Notes and the Registration Rights Agreement; provided that if the Surviving Person (if other than the Company) is a limited liability company, business trust or limited partnership, a corporation of which all of the Capital Stock is owned by such Person shall be added to the Indenture as a co-issuer of the Notes by a supplemental indenture pursuant to which such corporation shall act as joint and several obligor with respect to the Notes;

(2) each of the conditions specified in paragraph (C) below is satisfied; and

(3) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger and Sale of Assets” section, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indenture.

(B) No Subsidiary Guarantor will consolidate with or merge with or into any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged (the “Subsidiary Guarantor Surviving Person”) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor obligations under its Note Guarantee and the Registration Rights Agreement; and

(2) each of the conditions specified in paragraph (C) below is satisfied.

The foregoing requirements of this paragraph (B) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger or (y) a sale or other disposition of all of the assets of a Subsidiary Guarantor, by way of merger, consolidation or otherwise, if the Company or a Restricted Subsidiary applies the Net Cash Proceeds of that sale or other disposition in accordance with the “Limitation on Asset Sales” covenant.

(C) The following additional conditions shall apply to each transaction described in paragraph (A) or (B) above, except that clause (2) below shall not apply to a transaction described in paragraph (B):

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(2) immediately after giving effect to such transaction on a pro forma basis the Company (or the Surviving Person, if applicable) (x) could Incur at least $1.00 of Indebtedness under the first sentence of clause (a) of the “Limitation on Indebtedness” covenant or (y) would, together with its Restricted Subsidiaries, have a Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) that is not less than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to that transaction; and

(3) the Company shall have delivered to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (2) of this paragraph (C) unless compliance therewith is not required) and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable;

provided, however, that clause (2) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change the state of incorporation of the Company and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Legal Defeasance

The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations, and all of the Subsidiary Guarantors will be discharged with respect to any and all obligations, in each case, in respect of the Notes, the Note Guarantees and the Indenture on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal (in respect of such U.S. Government Obligations) in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(B) the Company has delivered to the Trustee (1) either (x) an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (2) an opinion of counsel to the effect that, subject to customary assumptions and exclusions, the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(C) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (2) of paragraph (C) under “—Consolidation, Merger and Sale of Assets” and all the covenants described herein under “—Covenants,” and clause (c) under “—Events of Default” with respect to such clause (2) of paragraph (C) under “—Consolidation, Merger and Sale of Assets,” clause (d) under “—Events of Default” with respect to such other covenants and clauses (e) and (f) under “—Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal (in respect of such U.S. Government Obligations) in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. If the Company exercises its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Note Guarantee.

Defeasance and Certain Other Events of Default

In the event that the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable within one year, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) the Company has paid all other sums payable under the Indenture by the Company.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, modifications and amendments of the Indenture and the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment, modification or waiver may not with respect to Notes held by a non-consenting Holder:

(1) change the Stated Maturity of the principal of, or any installment of interest on any Note;

(2) reduce the principal amount of, or premium, if any, or interest on any Note;

(3) change the optional redemption dates or optional redemption prices of any Note from that stated under the caption “—Optional Redemption”;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on any Note;

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture;

(8) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee;

(9) reduce the percentage of aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10) reduce the percentage of aggregate principal amount of Notes outstanding necessary to amend the Indenture; or

(11) modify the provisions with respect to amendment, modification and waiver.

The Indenture may be amended, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) comply with the provisions described under “—Consolidation, Merger and Sale of Assets” or “—Covenants—Issuances of Guarantees by Restricted Subsidiaries”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) add a Subsidiary Guarantor or secure the Notes;

(6) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(7) provide for the issuance of Additional Notes in accordance with the terms of the Indenture; or

(8) conform the Indenture to this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry; Delivery and Form

The Exchange Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised the Company that pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the respective principal amount at maturity of the individual beneficial interests represented by such Global Notes to the accounts of the relevant Participants and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the initial purchaser, the trustee nor any of our agents or the agent of the initial purchaser or the trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Notes for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the accountholders in DTC, on the one hand, and directly or indirectly through the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a Global Note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream accountholder to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under “—Exchange of Book-Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the initial purchaser or the trustee nor any or the Company’s agents or the agent of the initial purchaser or the trustee will have any responsibility for the performance by DTC or its participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Concerning the Trustee

Except during the continuance of an Event of Default, the Trustee will not be liable for any error of judgment made in good faith by a responsible officer of the Trustee or any action it takes or omits to take in good faith at the direction of the Holders of a majority of the Notes, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of Notes” for which no definition is provided.

“Acquired Indebtedness” means (i) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary or (ii) Indebtedness secured by a Lien encumbering an asset acquired by a Person at the time of such acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (to the extent included in aggregate net income (or loss) and without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary (except to the extent of the amount of dividends or distributions paid in cash to the Company or any of its Restricted Subsidiaries);

(2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any restriction permitted by clause (7) of the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant) except to the extent that cash was distributed by such Restricted Subsidiary to the Company or another Restricted Subsidiary during such period;

(4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of the Company and its Restricted Subsidiaries;

(5) all extraordinary gains or losses;

(6) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees of the Company or any of its Restricted Subsidiaries;

(7) any net after-tax income or loss from discontinued operations;

(8) the cumulative effect of a change in accounting principles;

(9) any expense with respect to which, and to the extent that, the Company is indemnified by a third party (but only if and to the extent that the related indemnification payment from such third party is not included in the calculation of the net income of the Company);

(10) any non-cash asset impairment charges resulting from application of Statement of Financial Accounting Standards No. 142;

(11) any non-cash gain or loss attributable to any Commodity Agreement until such time as it is settled, at which time the net gain or loss shall be included;

(12) any unrealized non-cash gains or losses or charges attributable to any Currency Agreement or Interest Rate Agreement entered into in accordance with the terms of the Indenture (including those resulting from the application of Statement of Financial Accounting Standards No. 133); and

(13) any non-recurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“ASA Senior Credit Facility” means borrowings of up to $275.0 million pursuant to that certain Credit Agreement, dated February 6, 2006, by and among ASA OpCo Holdings, LLC, ASA Albion, LLC, ASA Bloomingburg, LLC, ASA Linden, LLC, WestLB AG, New York Branch, as Administrative Agent and the Lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (2) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, lease, transfer, conveyance or other disposition (including by way of merger, consolidation and Sale and Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary,

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries, or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include:

(a) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business,

(b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant,

(c) sales, transfers or other dispositions of assets with a fair market value not in excess of $10.0 million in any transaction or series of related transactions,

(d) any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries,

(e) sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology,

(f) the sale or discounting of accounts receivable in the ordinary course of business,

(g) any sale, transfer or other disposition of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in the joint venture arrangements and similar binding arrangements,

(h) foreclosures on assets,

(i) any sale, lease, transfer, conveyance or other disposition of real property to a utility company in a manner and in such amounts as are consistent with past practice to the extent such sale, lease, transfer, conveyance or other disposition is required by such utility company in connection with the provision of utility services to the Company or any of its Restricted Subsidiaries and to the extent such transfer does not materially impair the Company’s or its Restricted Subsidiaries’ ability to utilize the surrounding real property for the purposes for which such real property was acquired, or

(j) any sale, lease, transfer, conveyance or other disposition of assets as a result of a condemnation or other taking or similar event or settlement in lieu thereof equal to or in excess of $10.0 million that constitutes an Event of Loss under the Existing Notes Indenture (as in effect on the Closing Date); provided that, within two years after receipt of Net Loss Proceeds from such Event of Loss, such Net Loss Proceeds are applied or invested (x) in accordance with Section 4.20(a)(1) of the Existing Notes Indenture (as in effect on the Closing Date) or (y) in accordance with clause (A) or (B) of the “—Covenants—Limitation on Asset Sales” covenant. Any Net Loss Proceeds received as a result of such Event of Loss that are not applied or invested in accordance with the preceding sentence shall be deemed to constitute Excess Proceeds and shall be applied in accordance with the last paragraph of the “—Covenants—Limitation on Asset Sales” covenant.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to the sum of: (1) 75% of the book value of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date, plus (2) 75% of the book value of all inventory of the Company and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP. In the event that information with respect to any element of the Borrowing Base is not available as of any date then the most recently available information will be utilized.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at the time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than Permitted Holders becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or

(4) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means the date on which the Notes were originally issued under the Indenture.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity futures contract, commodity option agreement or other similar agreement or arrangement.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Fixed Charges;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items (including non-cash asset impairment charges and amortization of pre-paid cash expenses that were paid in a prior period) reducing Adjusted Consolidated Net Income (other than items that will require cash payment within twelve months of the Transaction Date and for which an accrual or reserve is, or is required by GAAP to be, made (except for restructuring charges, in which case, Consolidated EBITDA shall be increased by an amount equal to the portion of such charges which do not reflect a cash expense during the period), provided that any such cash payment (except for any cash payment related to restructuring charges) made after such twelve-month period shall be deducted from net income in the calculation of Consolidated EBITDA for the Four Quarter Period in which such payment occurs), less all non-cash items increasing Adjusted Consolidated Net Income (other than items which represent the reversal of an accrual or reserve for anticipated cash charges in any prior period), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; and

(6) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, any earn-out or similar expense in connection with acquisitions or dispositions and financing and refinancing fees and costs incurred in connection with the offering of the Notes and related transactions;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs (gains) associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries); imputed interest with respect to Attributable Debt; and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted

Subsidiaries during such period, less interest income for such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Existing Notes or the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Credit Agreement” means the $30.0 million borrowing base operating line of credit, with a $10.0 million sublimit for letters of credit, dated as of December 21, 2005, between the Company and First National Bank of Omaha, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

(1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(2) adding or deleting borrowers or guarantors thereunder;

(3) increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder; or

(4) otherwise altering the terms and conditions thereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or other financing arrangements providing for revolving credit loans, term loans, receivable or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory), letters of credit or Debt Issuances, in each case, as amended, extended, renewed, restated, refinanced (including refinancing with Debt Issuances), supplemental or otherwise modified (in whole or in part, and without limitation as to amounts, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Closing Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Debt Rating” means the rating assigned to the Notes by Moody’s or S&P, as the case may be.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” covenant and “—Repurchase of Notes upon a Change of

Control” and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” covenant and “—Repurchase of Notes upon a Change of Control.”

“Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Company pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company), or (y) a private issuance exempt from registration under the Securities Act or (ii) any other capital contribution (other than in the form of Disqualified Stock) received by the Company from any holder of Capital Stock of the Company.

“Event of Loss” means an “Event of Loss” as defined under the Existing Notes Indenture (as in effect on the Closing Date).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to the Indenture.

“Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement.

“Existing Notes” means the Company’s 9 7/8% Senior Secured Notes due 2012 issued pursuant to the Existing Notes Indenture.

“Existing Notes Indenture” means the indenture, dated December 21, 2005, by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A, as Trustee, relating to the Existing Notes.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which internal financial statements are available (the “Four Quarter Period”) to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit agreement or similar arrangement) in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period, including giving effect to expense and cost reductions, and other operating improvements reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer or similar principal financial officer of the Company (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC);

(D) pro forma effect shall be given to asset dispositions, asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, including giving effect to expense and cost reductions, and other operating improvements reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer or similar principal financial officer of the Company (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC); provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, plant, unit or line of business of the Person, that is acquired or disposed for which financial information is available; provided further that if an entity, division, plant, unit or line of business acquired commenced and completed commercial operations for one full fiscal quarter during such four fiscal quarters then such pro forma calculation shall be based on the annualized results of commercial operations of such entity, plant, unit, division or line of business since the date it began commercial operations; and

(E) pro forma effect shall be given to any entity, division, plant, unit or line of business that commenced and completed commercial operations for at least one full fiscal quarter during such Reference Period as if such entity, division, plant, unit or line of operations commenced commercial operations on the first day of such Reference Period and such pro forma calculation shall be based on the annualized results of commercial operations of such entity, plant, unit, division or line of business since the date it began commercial operations.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, plus

(2) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or entities as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” means a holder of any Notes.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business and not for speculative purposes and entered into to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(9) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that: (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (B) Indebtedness shall not include: (x) any liability for federal, state, local or other taxes, (y) performance, surety or appeal bonds provided in the ordinary course of business or (z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Initial Subsidiary Guarantors” means VeraSun Aurora Corporation, VeraSun Charles City, LLC, VeraSun Fort Dodge, LLC, VeraSun Marketing, LLC, VeraSun Hartley, LLC, VeraSun BioDiesel, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC and VeraSun Reynolds, LLC, in each case, together with their respective successors.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided that the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the “Limitation on Asset Sales” covenant.

“Investment Grade Rating” means a Debt Rating of Moody’s of at least Baa3 (or the equivalent) or higher and (ii) a Debt Rating of S&P of at least BBB- (or the equivalent) or higher, or if either such entity ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any other Rating Agency.

“Joint Venture” means a corporation, partnership or other entity (other than a Subsidiary) engaged in a Permitted Business in respect of which the Company or a Restricted Subsidiary beneficially owns at least 25% of the shares, interests or other equivalents of Capital Stock of such entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2) provisions for all taxes paid or payable as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b) with respect to any Equity Offering, the proceeds of such Equity Offering in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Loss Proceeds” means “Net Loss Proceeds” as defined under the Existing Notes Indenture (as in effect on the Closing Date).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against the relevant Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means any Guarantee of the obligations of the Company under the Indenture and the Notes by any Subsidiary Guarantor.

“Note Obligations” means the Notes (including all Additional Notes), the Note Guarantees and all other Obligations of the Company under the Notes (including all Additional Notes) and the Subsidiary Guarantors under the Note Guarantees.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes and, at the Company’s option, Pari Passu Indebtedness or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit, or cause to be deposited, with the paying agent money sufficient to pay the purchase price of all Notes and, at the Company’s option, such Pari Passu Indebtedness, or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers’ certificate specifying the Notes or portions thereof accepted for payment by the Company. The paying agent shall promptly mail to the Holders so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

“Officers’ Certificate” means a certificate signed by two officers, at least one of whom shall be the principal executive officer, principal accounting officer, a vice president, the treasurer or the principal financial officer of the Company and delivered to the Trustee.

“Permitted Business” means the business of the Company and its Subsidiaries engaged in on the Closing Date and any other activities that are related, ancillary or complementary to such business.

“Permitted Holder” means, at any time, Donald L. Endres, or any Person controlled by Donald L. Endres. In addition, any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which an Offer to Purchase is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means:

(1) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into to protect the Company or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

(6) loans and advances to employees and officers of the Company and its Restricted Subsidiaries made in the ordinary course of business for bona fide business purposes not to exceed $5.0 million in the aggregate at any one time outstanding;

(7) Investments in securities of trade creditors or customers received:

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; or

(b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(8) Investments:

(a) made by the Company or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant; or

(b) consisting of consideration received by the Company or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by the Company or any of its Restricted Subsidiaries of $10.0 million or more;

(9) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(10) repurchases of Notes and repurchases of Pari Passu Indebtedness;

(11) any Investment in a Person engaged in a Permitted Business (other than an Investment in a Subsidiary of the Company) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed 15.0% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of the Company; and

(12) additional Investments (including Investments in Joint Ventures and Unrestricted Subsidiaries) at any one time outstanding not to exceed the greater of (a) $50.0 million and (b) 5.0% of Total Assets; provided that, in the event of an Investment in any Person that is not a Restricted Subsidiary, such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of the Company;

provided, however, that with respect to any Investment, the Company may, in its sole discretion allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the clauses (1) through (12) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities in respect of real property that do not materially adversely affect the value of said real property or materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8) any interest or title of a lessor, including Liens arising from precautionary Uniform Commercial Code financing statement filings, in the property subject to any Capitalized Lease or operating lease entered into in the ordinary course of business;

(9) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(10) Liens in favor of the Company or any Restricted Subsidiary;

(11) judgment Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default, so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(12) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(14) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements entered into to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(15) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(16) Liens on or sales of receivables (other than Liens on receivables of the Company or any Subsidiary Guarantor);

(17) Liens in the ordinary course of business securing Indebtedness or other obligations not exceeding $5.0 million at any one time outstanding that (a) are not incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use;

(18) Liens securing additional Indebtedness or other obligations of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; and

(19) Liens securing Indebtedness permitted under clause (a)(4) of the “Limitation of Indebtedness” covenant, provided that, in the event such Indebtedness is Incurred for the purpose of defeasing the Notes, such Lien does not cover any of the cash or cash equivalents that are deposited with the Trustee or otherwise to defease the Notes.

“Person” means any individual, corporation, partnership, Joint Venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) Net Cash Proceeds;

(2) the fair market value of any assets (other than Investments) that are used or useful in a Permitted Business; and

(3) the fair market value of any Capital Stock of any Person engaged in a Permitted Business if (a) that Person is or, in connection with the receipt by the Company or any Restricted Subsidiary of that Capital Stock, becomes a Restricted Subsidiary of the Company; or (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Replacement Assets” means, on any date, property or assets of a nature or type that are used in a Permitted Business (or an Investment in a Permitted Business).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means a transaction whereby a Person sells or otherwise transfers assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or otherwise transferred.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Stated Maturity” means (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of the Company which provides a Note Guarantee of the Company’s obligations under the Indenture and the Notes pursuant to the “Issuances of Guarantees by Restricted Subsidiaries” covenant.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within one year unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any Indebtedness;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the Company’s most recent consolidated balance sheet.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Securities” means any investment in obligations issued or guaranteed by the United States government or agency thereof, in each case, maturing not later than one year.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Notes offered pursuant to the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Outstanding Notes in like principal amount, the terms of which are identical in all respects to the Exchange Notes except for various transfer restrictions and registration rights. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in our indebtedness.

We intend to use, and as indicated below have used, the proceeds from the offering of the Outstanding Notes:

•

to finance approximately $180 million of the costs of construction and startup of our proposed 110 MMGY ethanol production facility near Reynolds, Indiana. However, on October 1, 2007, we announced suspension of construction of this facility due to market conditions. While we plan to resume construction of this facility in 2008, this is dependent upon the return of more favorable market conditions. Prior to suspension of construction, we used a portion of the proceeds of the Outstanding Notes for construction of this facility and estimate the cost to completion is approximately $130 million. Should we decide not to complete this facility, we have not identified a specific alternative use of the proceeds anticipated to be used for this purpose;

•	to finance approximately $100 million of the costs to purchase and install corn oil extraction equipment at our three operating plants; and

•

for general corporate purposes, which may include anticipated investments in ethanol terminal infrastructure projects not yet identified and has included a minority investment in a cellulosic ethanol company. In August 2007, we used a portion of the proceeds for an investment in SunEthanol, a Massachusetts-based company working to commercialize proprietary cellulosic ethanol production technology. We may make additional investments in other early- and mid-stage cellulosic ethanol projects or companies not yet identified.

A portion of the proceeds was used to pay estimated fees and expenses of approximately $11.3 million relating to the offering of the Outstanding Notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007. You should read the following information in conjunction with the information contained in “Use of Proceeds” and “Description of Other Indebtedness” included elsewhere in this prospectus and our “Management’s Discussion and Analysis” and other historical or pro forma financial information incorporated by reference in this prospectus.

As of December 31, 2007
(In thousands)
Cash and cash equivalents	$110,942

Long-term debt, including current portion:
First National Bank of Omaha credit agreement(1)	—
9 7/8% senior secured notes due 2012, before unaccreted discount	$210,000
9 3/8% senior notes due 2017, before unaccreted discount	450,000
ASA Senior Credit Facility(2)	240,946
Other debt(3)	7,546

Total long-term debt(4)	908,492

Shareholders’ equity	755,731

Total capitalization	$1,664,223

(1)	Our available capacity under the First National Bank of Omaha credit facility is determined as a percentage of certain of our accounts receivable and inventory. As of December 31, 2007, we had total borrowing capacity of approximately $21.64 million under our $30.0 million credit agreement. Letters of credit in an aggregate amount of $8.36 million have been issued at December 31, 2007. See “Description of Other Indebtedness—First National Bank of Omaha Credit Agreement” for additional information.
(2)	At December 31, 2007, $240.9 million was outstanding under the ASA Senior Credit Facility, leaving approximately $34.1 million available for future borrowings related to the development, construction and operation of our Linden, Albion and Bloomingburg plants. Each of our subsidiaries, ASA OpCo Holdings, LLC, ASA Linden, LLC, ASA Albion, LLC and ASA Bloomingburg, LLC, is a co-borrower and jointly and severally liable for the loans and credit agreement obligations. See “Description of Other Indebtedness—ASA Senior Credit Facility” for additional information concerning this credit agreement.
(3)	Other debt consists of a capital lease obligation for municipal water infrastructure relating to the Linden, Indiana facility and a taxable tax increment revenue note due to the city of Albion, Nebraska with a principal amount of $5.0 million relating to the Albion, Nebraska facility, each of which remained outstanding following the ASA Acquisition.
(4)	As of April 1, 2008, our consolidated debt included the debt of US BioEnergy, which, as of December 31, 2007, consisted of $363.8 million outstanding under credit facilities with AgStar Financial Services, PCA (“AgStar”), comprised of $121.7 million of construction loans, $187.3 million of senior secured term loans and $54.8 million of revolving term loans. The AgStar credit facility also includes availability of $30.0 million under seasonal revolving loans that are available for working capital needs, of which no amounts were outstanding as of December 31, 2007, and $4.0 million for letters of credit. US BioEnergy’s debt also included outstanding borrowings of $62.2 million under a construction loan with Dougherty Funding LLC related to our facility in Marion, South Dakota. Marion had outstanding letters of credit with First Bank & Trust of $2.0 million. US BioEnergy’s debt also included $4.3 million outstanding under Community Redevelopment Revenue Bonds related to our facility in Central City, Nebraska.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Notes

On December 21, 2005, we completed a private offering of 9 7 /8% Senior Secured Notes due December 15, 2012 in the aggregate original principal amount of $210.0 million. The senior secured notes were sold at 99.386%. The net proceeds from the issuance of the senior secured notes were used to repay indebtedness relating to our Aurora facility and our Fort Dodge facility, to finance $125.0 million of the costs of construction and start-up costs of our Charles City facility, and to finance general corporate activities.

The senior secured notes:

•	bear interest at a rate of 9 7/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2006;

•	are or will be guaranteed on a senior secured basis by our existing subsidiaries and any future restricted subsidiaries that guaranty any of our or any subsidiary guarantor’s other indebtedness;

•

are secured on a first priority basis by liens on substantially all of our assets and the assets of the subsidiary guarantors other than accounts receivable, inventory and commodities accounts, and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which the proceeds are deposited), and subject to various other exceptions;

•	rank equally in right of payment with all of our existing and future senior debt; and

•	rank senior in right of payment to all our existing and future subordinated debt.

We entered into a registration rights agreement with the initial purchasers of the senior secured notes in which we agreed to complete an exchange offer in which the senior secured notes were to be exchanged for senior secured notes with substantially identical terms that were registered for issuance under the Securities Act. The exchange offer was completed in 2006.

Before December 15, 2008, we may redeem up to 35% of the aggregate principal amount of the senior secured notes then outstanding at 109.875% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date, with the net proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of the senior secured notes outstanding immediately prior to the redemption remains outstanding after the redemption.

Before December 15, 2009, we may redeem the senior secured notes, in whole or in part, by paying a make-whole premium as provided in the senior secured notes plus accrued and unpaid interest to, but not including, the redemption date. At any time on or after December 15, 2009, we may redeem the senior secured notes, in whole or in part, at a redemption price equal to 104.938% of the principal amount, if redeemed during the 12-month period commencing December 15, 2009, 102.469% of the principal amount, if redeemed during the 12-month period commencing December 15, 2010, and 100.000% of the principal amount, if redeemed thereafter, plus, in each case, accrued and unpaid interest to, but not including, the redemption date.

If we experience a change of control, each holder of senior secured notes will have the right to require us to purchase all or a portion of the senior secured notes at 101% of the principal amount, plus accrued and unpaid interest to, but not including, the date of purchase.

In addition, the terms of the indenture under which the senior secured notes were issued include certain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other distributions;

•	make investments or other specified restricted payments;

•	repurchase or redeem capital stock or prepay subordinated indebtedness;

•	enter into transactions with shareholders or affiliates;

•	guarantee debt;

•	create liens;

•	restrict dividends or other payments to us from our subsidiaries; and

•	consolidate, merge or sell assets.

These covenants are subject to important qualifications and exceptions.

First National Bank of Omaha Credit Agreement

On December 21, 2005, in connection with, and as a condition to, the offering of the Senior Secured Notes, we entered into a $30.0 million revolving credit agreement, with a $10.0 million sublimit for letters of credit, with First National Bank of Omaha, for general corporate purposes. Loan advances under the credit agreement have a borrowing base limitation based on a percentage of eligible receivables and inventory.

Our obligations under the credit agreement are guaranteed by all of our existing and future ethanol production subsidiaries and are secured by first priority security interests in our and such subsidiaries’ accounts receivable and inventory, and the cash proceeds therefrom (including amounts received from insurance policies in respect thereof and deposit and securities accounts into which the proceeds are deposited).

Borrowings under the credit agreement bear interest at a rate per annum equal to LIBOR plus a margin ranging from 2.50% to 3.00%, based on working capital levels. In addition to paying interest on the outstanding principal under the credit agreement, we are also required to pay a commitment fee to First National Bank of Omaha in respect of unused loan commitments at a rate per annum ranging from 0.015% to 0.25%, based on working capital levels, and a letter of credit fee on the amount of outstanding letters of credit at a rate per annum of 2.25%. As of December 31, 2007, the interest rate margin was 4.83% per annum, for a total interest rate of 7.33% per annum, and the unused commitment fee was 0.15% per annum. Accrued and unpaid interest, unused commitment fees and letter of credit fees are each payable quarterly.

The credit agreement contains customary covenants, including a minimum net worth covenant, a minimum working capital covenant and, limitations on our ability to create liens and engage in mergers and business acquisitions, and customary events of default, including cross-defaults to other material indebtedness.

The credit agreement matures on December 31, 2008, provided that we may elect to terminate the credit agreement at any time prior to its maturity without penalty. As of December 31, 2007, there was no outstanding loan balance and there was $30.0 million total borrowing capacity under the credit agreement. Letters of credit in an aggregate amount of $8.36 million are outstanding under the credit agreement, leaving $21.64 million of undrawn borrowing capacity at December 31, 2007.

ASA Senior Credit Facility

Prior to the ASA Acquisition, on February 6, 2006, ASA Holdings, ASA Albion, LLC, ASA Bloomingburg, LLC and ASA Linden, LLC, as borrowers, and ASA Holdings, as borrower’s agent, entered into the ASA Senior Credit Facility for the development, construction and operation of our Linden, Albion and Bloomingburg plants. In connection with the ASA Acquisition, the ASA Senior Credit Facility, as amended, remained in effect and provides for aggregate borrowings of up to $275.0 million in two tranches: Tranche A for $175.0 million and Tranche B for $100.0 million. Borrowings under the ASA Senior Credit Facility must be used for the development, engineering, construction and operation of our Linden, Albion and Bloomingburg plants. Any amounts not utilized for a particular plant may be used at our option for either of the other two plants.

At December 31, 2007, we had borrowed $153.6 million and $87.4 million under the ASA Senior Credit Facility in the form of Tranche A and Tranche B construction loans, respectively. The construction loans were fully drawn and converted into term loans on March 15, 2008. Amounts borrowed and repaid under the ASA Senior Credit Facility may not be re-borrowed. We pay agent fees of $125,000 per year.

Tranche A loans bear interest, at our option, at the administrative agent’s base rate (which is the higher of the federal funds effective rate and the administrative agent’s prime rate) plus 1.5% per annum or a Eurodollar rate based on LIBOR plus 2.5% per annum. Tranche B loans bear interest, at our option, at the administrative agent base rate plus 3.5% per annum or LIBOR plus 4.5% per annum. The average interest rate as of December 31, 2007 was 7.7% and 10.1% for Tranche A loans and Tranche B loans, respectively.

The obligations under the ASA Senior Credit Facility are secured by the assets of ASA Holdings and its subsidiaries and a pledge by us of all of the equity interests in ASA Holdings.

The Tranche A term loans are payable in equal quarterly installments of principal of $2.6 million, plus accrued interest, and the Tranche B term loans are payable in equal quarterly installments of principal of $1.5 million, plus accrued interest in accordance with the terms of the ASA Senior Credit Facility, and mature on June 30, 2014.

The ASA Senior Credit Facility requires us to prepay the term loans each quarter based on a percentage of our excess cash flows as defined in the ASA Senior Credit Facility. The interest rates for the term loans are determined in the same manner as rates for construction loans.

The ASA Senior Credit Facility was amended effective March 7, 2008 to extend the date by which the Bloomingburg facility is required to be completed from March 15 to May 31, 2008, and to permit intercompany loans of up to $20 million to be made to each of ASA Linden, ASA Albion and ASA Bloomingburg.

The ASA Senior Credit Facility contains various covenants that, among other restrictions, limit ASA Holdings’ ability and the ability of its subsidiaries to make distributions and pay dividends; incur indebtedness and swap and hedge obligations; grant or assume liens; make certain investments; change the nature of our business; issue equity interests not pledged to the lenders; and sell, transfer, assign or convey assets, or engage in certain mergers or acquisitions.

The ASA Senior Credit Facility contains customary events of default and also includes events of default for failure to complete the Bloomingburg plant by May 31, 2008; defaults on other indebtedness by us (including trade debt under certain conditions); and certain changes of control. The ASA Senior Credit Facility also may become in default based on certain actions by Fagen, the design-builder of the Linden, Albion and Bloomingburg facilities, Cargill, and other third parties that provide goods and services to the facilities, including actions that are unrelated to the construction and operation of the facilities. In particular, the material breach by any such third parties of their agreements relating to the facilities, the failure of any such third parties to pay their indebtedness, including trade payables, and the entry of material judgments or the occurrence of an insolvency event with respect to any such third party would constitute an event of default under the ASA Senior Credit Facility.

US BioEnergy Debt

As of April 1, 2008, our consolidated total outstanding debt included US BioEnergy’s debt which remained outstanding after the acquisition. Each US BioEnergy plant except the Marion, South Dakota facility has a credit facility with AgStar Financial Services, PCA (“AgStar”) as administrative agent and a lender. US Bio Marion, LLC has a senior construction loan with Dougherty Funding LLC (“Dougherty”) and US Bio Platte Valley, LLC has obligations related to Community Redevelopment Revenue Bonds, issued by the Community Redevelopment Authority of the City of Central City, Nebraska. These loan arrangements contain a number of covenants restricting subsidiaries of US BioEnergy from incurring additional indebtedness, payment of dividends, investments or capital expenditures, transactions with affiliates and other restrictions, including certain debt covenants. In addition, all debt is secured by all of the assets of the respective ethanol plant.

AgStar Credit Facilities

On February 7, 2007, five subsidiaries of US BioEnergy entered into senior secured credit facilities with AgStar, as administrative agent and as a lender, and a group of other lenders. The senior secured credit facilities include $337.0 million structured as construction loans for facilities in Hankinson, North Dakota, Janesville, Minnesota, Dyersville, Iowa and Ord, Nebraska and $90.0 million for Platte Valley in Central City, Nebraska to refinance its existing credit facility. In February, 2008, AgStar amended the Janesville credit facility to increase construction loans by $5.0 million. Under the terms of the credit facilities for each of Hankinson, Janesville and Dyersville, 120 days after substantial completion of construction on the respective plant (the “Conversion Date”), up to 25 percent of the construction loan may be converted into a term revolving loan. On the Conversion Date, $11.6 million of the then outstanding construction loan converted to a term revolving loan, and the remaining $34.9 million of the then outstanding construction loan converted to a senior secured term loan under the terms of the Ord credit facility. The construction loans include up to $5.0 million per project to be available for letters of credit. The Hankinson, Janesville and Dyersville construction loans will provide funds necessary to finance up to 60% of construction costs. US BioEnergy must provide the necessary funds for 40% of the construction costs. In addition, a $10.0 million seasonal revolving credit facility is available under the senior secured credit facility for the Platte Valley and Ord plants and a $10.0 million seasonal revolving credit facility will be available to each of Hankinson, Janesville and Dyersville upon the applicable Conversion Date.

As of December 31, 2007, $363.8 million was outstanding under various credit facilities with AgStar, which was comprised of $121.7 million of construction loans, $187.3 million of senior secured term loans and $54.8 million of revolving term loans. In addition, there was availability of $30.0 million under seasonal revolving loans that are available for working capital needs of which no amounts were outstanding as of December 31, 2007, and $4.0 million was used for letters of credit.

Dougherty Construction Loan

On August 29, 2007, US BioEnergy acquired Millennium Ethanol, LLC, a development stage company, and subsequently changed its name to US Bio Marion, LLC (Marion). Marion’s senior construction loan with Dougherty has a total commitment of $90.0 million. The construction loan is secured by substantially all of the assets of Marion. US BioEnergy also has a revolving line of credit of up to $7,000,000 with First Bank & Trust, a South Dakota state bank to provide working capital. The revolving line of credit is secured by Marion’s inventory and accounts receivable and expires on May 28, 2009. As of December 31, 2007, Marion had outstanding borrowings under the construction loan of $62.2 million and no amounts outstanding on its revolving credit facility. Marion also has availability of $7.3 million under a letters of credit agreement with First Bank & Trust to be issued on behalf of Marion to satisfy the requirements of certain utility service providers to secure Marion’s contractual obligation to them under certain agreements with these service utility providers. As of December 31, 2007, Marion had outstanding letters of credit with First Bank & Trust of $2.0 million.

Community Redevelopment Revenue Bonds

US Bio Platte Valley, LLC (“Platte Valley”) in Central City, Nebraska is obligated to repay Community Redevelopment Revenue Bonds, issued by the Community Redevelopment Authority (the “Authority”) of the City of Central City, Nebraska. The redevelopment contract requires semiannual interest and principal payments through 2018. The bonds contain fixed interest rates ranging from 6.25% to 7.25%. Real estate taxes paid by Platte Valley and allocated to the Authority will be used by the Authority to pay principal and interest of the bonds. Although such real estate taxes are expected to be sufficient to repay the bonds, Platte Valley is obligated to pay any deficiency when due. The agreement is secured by a mortgage on Platte Valley’s real property which is subordinate to the term notes payable to bank and the revolving term note. As of December 31, 2007, there was approximately $4.3 million outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Following is a summary of the material United States federal income tax considerations of acquiring, owning and disposing of the Exchange Notes. This discussion is a summary for general informational purposes only and does not address all aspects of United States federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, Internal Revenue Service rulings, and judicial decisions, all as of the date of this prospectus. These authorities may be changed, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those described below. We have not requested a ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there is no assurance that the Internal Revenue Service will agree with these statements and conclusions.

We have assumed for purposes of this summary that the Exchange Notes are and will be held as capital assets by holders who purchased the Outstanding Notes in the original offering at the initial offering price. This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address United States federal income tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities or dealers in commodities that elect to use a mark-to-market method of accounting;

•	banks and financial institutions;

•	holders whose “functional currency” is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership holds the notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisor regarding the United States federal income tax considerations of the partnership’s acquisition, holding and disposition of the notes.

Consequences of Tendering Outstanding Notes

The exchange of your Outstanding Notes for Exchange Notes in the exchange offer should have no United States federal income tax consequences to you. For example, your tax basis in the Exchange Notes will be the same as your tax basis in the Outstanding Notes, and your holding period of the Exchange Notes will include the holding period of your Outstanding Notes. In addition, the United States federal income tax consequences of holding and disposing of the Exchange Notes generally will be the same as those applicable to your Outstanding Notes.

This summary of material United States federal income tax considerations is for general information only and is not tax advice. Each note holder is urged to consult the holder’s own tax advisor with respect to the application of United States federal income tax laws in light of the holder’s particular circumstances, as well as any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

This summary of material United States federal income tax considerations is for general information only and is not tax advice. Each holder of the notes is urged to consult the holder’s own tax advisor with respect to the application of United States federal income tax laws in light of the holder’s particular circumstances, as well as any tax consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for notes where the notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make available and provide promptly upon reasonable request this prospectus, in a form meeting the requirements of the Securities Act, to any broker-dealer for use in connection with any such resale until the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

We will receive no proceeds in connection with the exchange offer. Exchange Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. A resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be an underwriter within the meaning of the Securities Act, and any profit on the resale of Exchange Notes and any commissions or concessions received by these persons may be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be considered to admit that it is an underwriter. We have agreed to reimburse these broker-dealers for any amounts arising as a result of certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes offered by this prospectus will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Certain legal matters relating to South Dakota law will be passed upon by Cadwell Sanford Deibert & Gary LLP.

EXPERTS

The consolidated financial statements of VeraSun Energy Corporation and its subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the consolidated financial statements of US BioEnergy Corporation and its subsidiaries incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on April 11, 2008 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein and are included in reliance upon such reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of ASAlliances Biofuels, LLC and subsidiaries (a development-stage company) as of December 31, 2006 and 2005 and for the years then ended and for the period from December 21, 2004 (inception) to December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Our Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended (the “Bylaws”), require us to indemnify officers and directors to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately may be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. Our Articles require indemnification at least to the extent that indemnification is authorized by the South Dakota Business Corporation Act (the “SDBCA”). The indemnification provisions of the SDBCA are summarized as follows:

(a)	The SDBCA permits us to indemnify an officer or director who is a party to a proceeding by reason of being an officer or director against liability incurred in the proceeding if the officer or director:

(1)	acted in good faith; and

(2)	reasonably believed:

(i)	in the case of conduct in an official capacity, that the conduct was in our best interests;

(ii)	in all other cases, that the conduct was at least not opposed to our best interests; and

(3)	in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the person did not meet the relevant standard of conduct.

(b)	The SDBCA further permits us to indemnify an officer or director against liability to any person for any action taken, or any failure to take any action, as a director or officer, except liability for:

(1)	the amount of a financial benefit received by a director to which the director is not entitled;

(2)	an intentional infliction of harm on us or our shareholders;

(3)	an unlawful distribution; or

(4)	an intentional violation of criminal law.

(c)	The SDBCA does not permit us to indemnify an officer or director:

(1)	in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct, discussed in (a) above; or

(2)	in connection with any proceeding with respect to conduct for which the officer or director was adjudged liable on the basis that the officer or director received a financial benefit to which the officer or director was not entitled, whether or not involving action in his or her official capacity.

(d)	Under the SDBCA, we may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the officer or director receiving the advance furnishes:

(1)	a written affirmation of the officer’s or director’s good faith belief that he or she has met the relevant standard of conduct, and

(2)	a written undertaking to repay the advance if it is ultimately determined that that person was not entitled to indemnification or did not meet the standard of conduct.

(e)	Under the SDBCA, we may not indemnify an officer or director in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the relevant standard of conduct by any one of the following:

(1)	the board of directors, by a majority vote of all the disinterested directors, a majority of whom shall constitute a quorum for such purpose;

(2)	by a majority of the members of a committee of two or more disinterested directors that is appointed by a majority of the disinterested directors;

(3)	by special legal counsel:

(i)	selected in the manner prescribed by (1) or (2) above; or

(ii) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

(4)	by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted.

Authorization of the indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subsection (3)(ii) to select special legal counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

Our Articles also contain provisions that limit the liability of our directors for money damages to the fullest extent permitted by South Dakota law. Consequently, our directors will not be personally liable to us or our shareholders for money damages for any action taken, or the failure to take any action, as a director, except liability for:

•	the amount of a financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or the shareholders;

•	an unlawful distribution; or

•	an intentional violation of criminal law.

We also have directors’ and officers’ liability insurance coverage which insures our directors and officers against specific liabilities.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Name
2.1	Unit Purchase Agreement among VeraSun Energy Corporation, ASA OPCO Holdings, LLC, ASA Alliances Biofuels, LLC and the Securityholders named therein. (Incorporated by reference to Exhibit 2.1 to Form 8-K dated July 25, 2007.)

2.2	Agreement and Plan of Merger, dated as of November 29, 2007, among VeraSun Energy Corporation, Host Acquisition Corporation and US BioEnergy Corporation (incorporated by reference to Exhibit 2.1 to VeraSun’s Current Report on Form 8-K, filed on December 5, 2007).

2.3	Agreement and Plan of Merger, dated May 31, 2007, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC and Millennium Ethanol, LLC. (Incorporated by reference to Annex A to Amendment No. 1 to US BioEnergy Corporation’s Registration Statement on Form S-4, filed on July 27, 2007, File No. 333-144246).

2.4	Membership Interest Purchase Agreement, dated December 5, 2007, by and between AgMotion, Inc. and US BioEnergy Corporation. (Incorporated by reference to Exhibit 2.1 to US BioEnergy Corporation’s Current Report on Form 8-K, filed on December 11, 2007, File No. 001-33203).

4.1	Indenture, dated as of December 21, 2005, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC and VeraSun Marketing, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee.*

4.2	Registration Rights Agreement, dated as of December 21, 2005, by and among VeraSun Energy Corporation, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Marketing, LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.*

4.3	First Supplemental Indenture, dated May 4, 2006, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Marketing, LLC and VeraSun Welcome, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee.*

4.4	Second Supplemental Indenture, dated August 21, 2006, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, and VeraSun Welcome, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.5 to VeraSun Energy Corporation’s Quarterly Report on Form 10-Q for the period ending September 30, 2006).

4.5	Third Supplemental Indenture, dated February 9, 2007, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, and VeraSun Reynolds, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.4 to VeraSun Energy Corporation’s Quarterly Report on Form 10-Q for the period ending December 30, 2006.)

4.6	Fourth Supplemental Indenture, dated May 17, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, and VeraSun Biodiesel, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.2 to VeraSun Energy Corporation’s Current Report on Form 8-K filed on May 17, 2007.)

4.7	Fifth Supplemental Indenture, dated December 31, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun Biodiesel, LLC, VeraSun Litchfield, LLC, and VeraSun Tilton, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.7 to VeraSun Energy Corporation’s Annual Report on Form 10-K filed on March 11, 2008.)

Exhibit Number	Name
4.8	Indenture, dated as of May 16, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, and VeraSun Biodiesel, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.2 to VeraSun Energy Corporation’s Current Report on Form 8-K filed on May 17, 2007.)

4.9	First Supplemental Indenture, dated December 31, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun Biodiesel, LLC, VeraSun Litchfield, LLC, and VeraSun Tilton, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.9 to VeraSun Energy Corporation’s Annual Report on Form 10-K filed on March 11, 2008.)

4.10	Registration Rights Agreement, dated as of May 16, 2007, between VeraSun Energy Corporation, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, and VeraSun Biodiesel, LLC, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC. (Incorporated by reference to Exhibit 4.3 to VeraSun Energy Corporation’s Current Report on Form 8-K filed on May 17, 2007.)

4.11	Registration Rights Agreement, dated as of August 17, 2007, among VeraSun Energy Corporation and the Holders of Registrable Securities named therein (incorporated by reference to Exhibit 4.9 to VeraSun Energy Corporation’s Quarterly Report on Form 10-Q for the period ending September 30, 2007).

4.12	Stock Transfer Restriction Agreement and Amendments to Site Acquisition Agreement, dated June 14, 2006, among the Company, American Milling, LP and the other parties named therein. (Incorporated by reference to Exhibit 10.4 to VeraSun Energy Corporation’s Current Report on Form 8-K dated June 14, 2006).

5.1	Opinion of Faegre & Benson LLP.

5.2	Opinion of Cadwell Sanford Deibert & Garry LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to VeraSun Energy Corporation’s Annual Report on Form 10-K filed on March 11, 2008).

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Faegre & Benson, LLP (included in Exhibit 5.1).

23.3	Consent of Cadwell Sanford Deibert & Garry LLP (included in Exhibit 5.2).

23.4	Consent of KPMG LLP.

24.1	Powers of Attorney.**

25.1	Statement of Eligibility of Trustee.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

*	Incorporated by reference to VeraSun Energy Corporation’s Registration Statement on Form S-1, as amended (file number 333-132861).

**Previously	filed.

Item 22.	Undertakings

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;.

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

Provided further, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN ENERGY CORPORATION

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on April 11, 2008 in the capacities indicated.

Signature	Title

/s/ DONALD L. ENDRES Donald L. Endres	Chief Executive Officer and Director (Principal Executive Officer)

* Danny C. Herron	President and Chief Financial Officer (Principal Financial Officer)

/s/ BRYAN D. MEIER Bryan D. Meier	Vice President, Finance (Principal Accounting Officer)

* D. Duane Gilliam	Director

* T. Jack Huggins III	Director

* Steven T. Kirby	Director

* Paul A. Schock	Director

Gordon W. Ommen	Director

James E. Dauwalter	Director

Jay D. Debertin	Director

Mark A. Ruelle	Director

/S/ DONALD L. ENDRES Donald L. Endres	Attorney-in-Fact*

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN AURORA CORPORATION

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on April 11, 2008 in the capacities indicated.

Signature	Title

/s/ DONALD L. ENDRES Donald L. Endres	Chief Executive Officer and Director (Principal Executive Officer)

* Danny C. Herron	President and Chief Financial Officer (Principal Financial Officer)

/s/ BRYAN D. MEIER Bryan D. Meier	Vice President, Finance (Principal Accounting Officer)

/s/ DONALD L. ENDRES Donald L. Endres	Attorney-in-fact*

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN FORT DODGE, LLC
By:	VeraSun Energy Corporation
Its:	Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN CHARLES CITY, LLC
By:	VeraSun Energy Corporation
Its:	Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN MARKETING, LLC
By:	VeraSun Energy Corporation
Its:	Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN HARTLEY, LLC
By:	VeraSun Energy Corporation
Its:	Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN BIODIESEL, LLC
By:	VeraSun Energy Corporation
Its:	Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN WELCOME, LLC
By:	VeraSun Energy Corporation
Its:	Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN GRANITE CITY, LLC By: VeraSun Energy Corporation Its: Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN REYNOLDS, LLC By: VeraSun Energy Corporation Its: Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN LITCHFIELD, LLC By: VeraSun Energy Corporation Its: Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on April 11, 2008.

VERASUN TILTON, LLC By: VeraSun Energy Corporation Its: Manager

By:	/s/ DONALD L. ENDRES
Donald L. Endres Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Name
2.1	Unit Purchase Agreement among VeraSun Energy Corporation, ASA OPCO Holdings, LLC, ASA Alliances Biofuels, LLC and the Securityholders named therein. (Incorporated by reference to Exhibit 2.1 to Form 8-K dated July 25, 2007.)

2.2	Agreement and Plan of Merger, dated as of November 29, 2007, among VeraSun Energy Corporation, Host Acquisition Corporation and US BioEnergy Corporation (incorporated by reference to Exhibit 2.1 to VeraSun’s Current Report on Form 8-K, filed on December 5, 2007).

2.3	Agreement and Plan of Merger, dated May 31, 2007, among US BioEnergy Corporation, US Bio Acquisition Sub, LLC and Millennium Ethanol, LLC. (Incorporated by reference to Annex A to Amendment No. 1 to US BioEnergy Corporation’s Registration Statement on Form S-4, filed on July 27, 2007, File No. 333-144246).

2.4	Membership Interest Purchase Agreement, dated December 5, 2007, by and between AgMotion, Inc. and US BioEnergy Corporation. (Incorporated by reference to Exhibit 2.1 to US BioEnergy Corporation’s Current Report on Form 8-K, filed on December 11, 2007, File No. 001-33203).

4.1	Indenture, dated as of December 21, 2005, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC and VeraSun Marketing, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee.*

4.2	Registration Rights Agreement, dated as of December 21, 2005, by and among VeraSun Energy Corporation, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Marketing, LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.*

4.3	First Supplemental Indenture, dated May 4, 2006, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Marketing, LLC and VeraSun Welcome, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee.*

4.4	Second Supplemental Indenture, dated August 21, 2006, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, and VeraSun Welcome, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.5 to VeraSun Energy Corporation’s Quarterly Report on Form 10-Q for the period ending September 30, 2006).

4.5	Third Supplemental Indenture, dated February 9, 2007, between VeraSun Energy Corporation, as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, and VeraSun Reynolds, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.4 to VeraSun Energy Corporation’s Quarterly Report on Form 10-Q for the period ending December 30, 2006.)

4.6	Fourth Supplemental Indenture, dated May 17, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, and VeraSun Biodiesel, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.2 to VeraSun Energy Corporation’s Current Report on Form 8-K filed on May 17, 2007.)

4.7	Fifth Supplemental Indenture, dated December 31, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun Biodiesel, LLC, VeraSun Litchfield, LLC, and VeraSun Tilton, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.7 to VeraSun Energy Corporation’s Annual Report on Form 10-K filed on March 11, 2008.)

Exhibit Number	Name
4.8	Indenture, dated as of May 16, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, and VeraSun Biodiesel, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.2 to VeraSun Energy Corporation’s Current Report on Form 8-K filed on May 17, 2007.)

4.9	First Supplemental Indenture, dated December 31, 2007, between VeraSun Energy Corporation as Issuer, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, VeraSun Biodiesel, LLC, VeraSun Litchfield, LLC, and VeraSun Tilton, LLC, as Subsidiary Guarantors, and Wells Fargo, N.A., as Trustee. (Incorporated by reference to Exhibit 4.9 to VeraSun Energy Corporation’s Annual Report on Form 10-K filed on March 11, 2008.)

4.10	Registration Rights Agreement, dated as of May 16, 2007, between VeraSun Energy Corporation, VeraSun Aurora Corporation, VeraSun Fort Dodge, LLC, VeraSun Charles City, LLC, VeraSun Hartley, LLC, VeraSun Marketing, LLC, VeraSun Welcome, LLC, VeraSun Granite City, LLC, VeraSun Reynolds, LLC, and VeraSun Biodiesel, LLC, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC. (Incorporated by reference to Exhibit 4.3 to VeraSun Energy Corporation’s Current Report on Form 8-K filed on May 17, 2007.)

4.11	Registration Rights Agreement, dated as of August 17, 2007, among VeraSun Energy Corporation and the Holders of Registrable Securities named therein (incorporated by reference to Exhibit 4.9 to VeraSun Energy Corporation’s Quarterly Report on Form 10-Q for the period ending September 30, 2007).

4.12	Stock Transfer Restriction Agreement and Amendments to Site Acquisition Agreement, dated June 14, 2006, among the Company, American Milling, LP and the other parties named therein. (Incorporated by reference to Exhibit 10.4 to VeraSun Energy Corporation’s Current Report on Form 8-K dated June 14, 2006).

5.1	Opinion of Faegre & Benson LLP.

5.2	Opinion of Cadwell Sanford Deibert & Garry LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12.1 to VeraSun Energy Corporation’s Annual Report on Form 10-K filed on March 11, 2008).

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Faegre & Benson, LLP (included in Exhibit 5.1).

23.3	Consent of Cadwell Sanford Deibert & Garry LLP (included in Exhibit 5.2).

23.4	Consent of KPMG LLP.

24.1	Powers of Attorney.**

25.1	Statement of Eligibility of Trustee.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

*	Incorporated by reference to VeraSun Energy Corporation’s Registration Statement on Form S-1, as amended (file number 333-132861).

**Previously	filed.